    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 18, 2000



                                                      REGISTRATION NO. 333-91619

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------


                                MD2PATIENT, INC.

             (Exact name of registrant as specified in its charter)

            GEORGIA                           7375                          62-1798114
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)


                          501 CORPORATE CENTRE DRIVE,


                      SUITE 200, FRANKLIN, TENNESSEE 37067

                                 (615) 383-8400
         (Address, including zip code, and telephone number, including area code, of registrant's executive offices)

                                 JOHN E. BLOUNT

                                MD2PATIENT, INC.


                     501 CORPORATE CENTRE DRIVE, SUITE 200


                           FRANKLIN, TENNESSEE 37067

                                 (615) 383-8400
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)

      The Commission is requested to send copies of all communications to:


           R. GREGORY BROPHY, ESQ.                        J. PAGE DAVIDSON, ESQ.
              ALSTON & BIRD LLP                           BASS, BERRY & SIMS PLC
             ONE ATLANTIC CENTER                        2700 FIRST AMERICAN CENTER
         ATLANTA, GEORGIA 30309-3424                  NASHVILLE, TENNESSEE 37238-2700
               (404) 881-7000                                 (615) 742-6200


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED JANUARY 18, 2000


PROSPECTUS
                               38,500,000 SHARES


                                 MD2PATIENT.COM




                      SERIES B CONVERTIBLE PREFERRED STOCK
                           -------------------------


    md2patient.com is offering up to 38,500,000 shares of its Series B Convertible Preferred Stock. md2patient.com is conducting this offering simultaneously with an offering of up to 2,000,000 shares of its Series A Convertible Preferred Stock.



    This offering will terminate on the earlier to occur of the sale of all of the shares offered hereby or December 31, 2000. All payments for shares offered hereby will be deposited into an escrow account at SunTrust Bank until we receive payments for at least 10,000,000 shares of Series B Convertible Preferred Stock. If we do not receive payments for at least 10,000,000 shares of Series B Convertible Preferred Stock by December 31, 2000, we will terminate this offering and promptly return all payments plus interest, if any.



    Shares of our Series A and Series B Convertible Preferred Stock do not have ordinary voting rights, except with respect to a proposed merger or sale of our company. Shares of our Common Stock have ordinary voting rights. Heritage Group, LLC and its affiliates own approximately 87% of our outstanding shares of Common Stock. As a result, Heritage Group, LLC and its affiliates control our company and will continue to control our company following the completion of this offering.



    This is the initial public offering of our Series B Convertible Preferred Stock. The shares offered by this prospectus may not be transferred or re-sold without our prior written consent. No public market for these shares currently exists and we do not expect a public market to develop. Accordingly, we do not intend to list our Series B Convertible Preferred Stock on any securities exchange or on the Nasdaq Stock Market.



    We have engaged WR Hambrecht + Company, LLC to act as our placement agent in this offering. The placement agent will take and process purchase orders for shares, arrange for the electronic delivery of prospectuses to purchasers, accept money from purchasers and deliver shares to purchasers in this offering. The placement agent is not required to purchase any shares or to undertake any affirmative selling efforts in this offering.



                                                                                TOTAL
                                                               PER    -------------------------
                                                              SHARE     MINIMUM       MAXIMUM
                                                              -----   -----------   -----------
Price to public.............................................  $1.00   $10,000,000   $38,500,000
Placement agency fee........................................  $0.03   $   500,000*  $ 1,155,000
Proceeds, before expenses, to md2patient.com................  $0.97   $ 9,500,000   $37,345,000


---------------


* If the minimum number of shares are sold, the placement agent will receive a fee equal to the greater of 3.0% of the aggregate sales price of all shares sold or $500,000.

                           -------------------------

     INVESTING IN THE SERIES B CONVERTIBLE PREFERRED STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                           -------------------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           (WR HAMBRECHT & CO. LOGO)


               , 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED JANUARY 18, 2000


PROSPECTUS
                                2,000,000 SHARES


                                 MD2PATIENT.COM




                      SERIES A CONVERTIBLE PREFERRED STOCK
                            ------------------------


    md2patient.com is offering up to 2,000,000 shares of its Series A Convertible Preferred Stock. md2patient.com is conducting this offering simultaneously with an offering of up to 38,500,000 shares of its Series B Convertible Preferred Stock.



    This offering will terminate on the earlier to occur of the sale of all of the shares offered hereby or December 31, 2000. All payments for shares offered hereby will be deposited into an escrow account at SunTrust Bank until we receive payments for at least 10,000,000 shares of Series B Convertible Preferred Stock. If we do not receive payments for at least 10,000,000 shares of Series B Convertible Preferred Stock by December 31, 2000, we will terminate this offering and promptly return all payments plus interest, if any.



    Shares of our Series A and Series B Convertible Preferred Stock do not have ordinary voting rights, except with respect to a proposed merger or sale of our company. Shares of our Common Stock have ordinary voting rights. Heritage Group, LLC and its affiliates own approximately 87% of our outstanding shares of Common Stock. As a result, Heritage Group, LLC and its affiliates control our company and will continue to control our company following the completion of this offering.



    This is the initial public offering of our Series A Convertible Preferred Stock. The shares offered by this prospectus may not be transferred or re-sold without our prior written consent. No public market for these shares currently exists and we do not expect a public market to develop. Accordingly, we do not intend to list our Series A Convertible Preferred Stock on any securities exchange or on the Nasdaq Stock Market.



    We have engaged WR Hambrecht + Company, LLC to act as our placement agent in this offering. The placement agent will take and process purchase orders for shares, arrange for the electronic delivery of prospectuses to purchasers, accept money from purchasers and deliver shares to purchasers in this offering. The placement agent is not required to purchase any shares or to undertake any affirmative selling efforts in this offering.



                                                                PER SHARE      TOTAL
                                                                ---------    ----------
Price to public.............................................      $1.00      $2,000,000
Placement agency fee........................................      $0.03      $   60,000*
Proceeds, before expenses, to md2patient.com................      $0.97      $1,940,000


-------------------------

* If the required minimum number of shares of Series B Convertible Preferred Stock are sold, the placement agent will receive a fee equal to the greater of 3.0% of the aggregate sales price of all shares of Series A and Series B Convertible Preferred Stock sold or $500,000.


                            ------------------------


     INVESTING IN THE SERIES A CONVERTIBLE PREFERRED STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            WR HAMBRECHT & CO. LOGO

               , 2000

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    6
Forward Looking Statements..................................   14
Use of Proceeds.............................................   15
Dividend Policy.............................................   15
Capitalization..............................................   16
Dilution....................................................   17
Selected Financial Data.....................................   19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   20
Business....................................................   24
Management..................................................   32
Certain Relationships and Related Transactions..............   37
Principal Stockholders......................................   38
Description of Capital Stock................................   39
Shares Eligible for Future Sale.............................   42
Plan of Distribution........................................   44
Legal Matters...............................................   46
Experts.....................................................   46
Where You Can Find More Information.........................   46
Index to Financial Statements...............................  F-1

                               PROSPECTUS SUMMARY


     This summary highlights selected information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our stock.



                                 MD2PATIENT.COM





     We were incorporated in July 1999 to develop and operate a web site to provide access to selected on-line healthcare content and services and to develop customized web pages for our physician subscribers. Our web site became operational during January 2000 for the limited purpose of accepting subscriptions for our proposed Internet services. Based on our current development schedule, we believe that during the second quarter of 2000, our web site will include customized web pages for our physician subscribers, links to other healthcare web sites or clinical information databases and other general healthcare information. Our focus will be to enhance the relationship between our physician subscribers and their patients by aggregating existing on-line content and services that will be useful in educating patients, improving administrative efficiency and improving communications between physicians, or their staff, and patients.



     The selection of our content and services will be made by our physician panels. We are in the process of forming these panels and believe that at least four physician panels will be formed during the first and second quarters of 2000. Our staff will regularly survey the Internet to identify and recommend to our physician panels new content and service offerings that may be of benefit to our physician subscribers, their staff and their patients. Our physician panels will be responsible for reviewing the content and services recommended by our staff and selecting content and services for inclusion on or through our web site. We will regularly upgrade our site as our physician panels select new offerings.



     We are a development stage company and, to date, we have not generated any revenues. Since our inception we have incurred losses and negative cash flow and, as of December 31, 1999, we had an accumulated deficit of $650,469. We expect negative cash flow and operating losses to continue for the foreseeable future, and we may never become profitable. We expect to incur costs of no more than $1,000,000 associated with the initial development and launch of our web site. Through December 31, 1999, we had incurred approximately $260,000 of such costs.



     The market for the Internet services and products we intend to offer is intensely competitive. Since the commercialization of the Internet in the early 1990s, the number of web sites on the Internet competing for users' attention has proliferated with no substantial barriers to entry, and we expect that competition will continue to intensify. As of January 1, 2000, we had 259 subscribers to our web site, of which 139 received their subscriptions for free in connection with their participation as investors in a November 1999 private placement of our Series A Convertible Preferred Stock.

                                  THE OFFERING


     Series B Convertible Preferred Stock. We are offering a minimum of 10,000,000 shares and a maximum of 38,500,000 shares of our Series B Convertible Preferred Stock at a price of $1.00 per share. This is the initial public offering of our Series B Convertible Preferred Stock. This offering will terminate on the earlier to occur of the sale of all of the shares offered hereby or December 31, 2000. The offering price of $1.00 per share was determined arbitrarily by us and does not necessarily reflect the value of a share of Series B Convertible Preferred Stock.



     Series A Convertible Preferred Stock. We are also offering up to 2,000,000 shares of our Series A Convertible Preferred Stock at a price of $1.00 per share. This is the initial public offering of our Series A Convertible Preferred Stock. The offering of Series A Convertible Preferred Stock will terminate at the same time the offering of Series B Convertible Preferred Stock terminates. The offering price of $1.00 per share was determined arbitrarily by us and does not necessarily reflect the value of a share of Series A Convertible Preferred Stock.


                               THE SHARES OFFERED


     Shares of Series B Convertible Preferred Stock automatically convert into shares of Series A Convertible Preferred Stock on a one-for-one basis at the rate of one-third per year on each anniversary of their issuance. Shares of Series A Convertible Preferred Stock are convertible at any time at the election of the holder into shares of Common Stock on a one-for-one basis. If we complete an underwritten public offering of our Common Stock in which at least $10,000,000 worth of our Common Stock is sold at a price of not less than $1.00 per share, then:



          (1) our Series B Convertible Preferred Stock will automatically become convertible into shares of our Common Stock on the same terms that it is presently convertible into shares of our Series A Convertible Preferred Stock; and



          (2) all outstanding shares of our Series A Convertible Preferred Stock will automatically convert into shares of our Common Stock on a one-for-one basis.



Elsewhere in this prospectus, we sometimes refer to that type of public offering as a "Qualified Public Offering."


     Shares of Series A and Series B Convertible Preferred Stock may not be transferred or re-sold without our prior written consent.


     Shares of Series A or Series B Convertible Preferred Stock do not have any voting rights, except with respect to a proposed merger or sale of the company and except as otherwise required by law.



     Upon the liquidation, dissolution or winding up of md2patient.com, holders of shares of Series A or Series B Convertible Preferred Stock sold in this offering would be entitled to be paid, before any payment to holders of our Common Stock, an amount equal to $1.00 per share.



     These terms and all other material terms of the Series A and Series B Convertible Preferred Stock are described in greater detail under the heading "Description of Capital Stock" later in this prospectus.

     The following table summarizes the pro forma conversion to Common Stock of all shares of Series A and Series B Convertible Preferred Stock currently outstanding or subject to currently outstanding warrants and all shares offered in this offering:



                                            SERIES B      SERIES A       COMMON
                                           ----------    ----------    ----------
Preferred Stock outstanding or reserved
for issuance prior to offering:
  Series A...............................      --         5,000,000(1)  5,000,000
  Series A issuable pursuant to
     warrants............................      --         1,000,000(1)  1,000,000
Preferred Stock offered hereby:
  Series A...............................      --         2,000,000(1)  2,000,000
  Series B...............................  38,500,000(2) 38,500,000(1) 38,500,000
Common Stock outstanding prior to
  offering...............................      --            --        20,627,500
                                                                       ----------
     Total pro forma Common Stock........                              67,127,500
                                                                       ==========


-------------------------

(1) Shares of Series A are convertible into Common Stock at any time on a one-for-one basis.


(2) Shares of Series B automatically convert into shares of Series A on a one-for-one basis at a rate of one-third per year on each anniversary of their issuance.



                          CONDITIONS OF THIS OFFERING



     This offering will terminate on the earlier to occur of the sale of all of the shares offered hereby or December 31, 2000. All payments for shares offered hereby will be deposited into an escrow account at SunTrust Bank until we receive payments for at least 10,000,000 shares of Series B Convertible Preferred Stock. If we do not receive payments for at least 10,000,000 shares of Series B Convertible Preferred Stock by December 31, 2000, we will terminate this offering and promptly return all payments together with interest, if any.


                                USE OF PROCEEDS


     After deducting fees of the placement agent and estimated offering expenses of $450,000, we expect to receive a minimum of (1) $9,050,000 in net proceeds from the offering of Series B Convertible Preferred Stock and (2) no proceeds from the offering of Series A Convertible Preferred Stock. We cannot assure you that we will receive any net proceeds in excess of these estimated minimums. We plan to use the proceeds from this offering for working capital and general corporate purposes, including developing and expanding the functionality of our web site, enhancing our marketing and sales organization and pursuing business relationships with third party vendors of on-line content and services. However, at this time, we are not able to estimate with certainty the specific uses to which the proceeds will be put or the allocation of the proceeds among the various possible uses. Accordingly, our officers and directors will have broad discretion over how the proceeds of this offering will be used.

                           -------------------------

     Our principal executive offices are located at 501 Corporate Centre Drive, Suite 200, Franklin, Tennessee 37067. Our telephone number is (615) 383-8400. Our Internet address is www.md2patient.com. We do not intend for information contained on or linked to our web site to be incorporated into this prospectus. In this prospectus, references to the "company," "md2patient.com," "we," "us," and "ours" refer to MD2patient, Inc.

                                  RISK FACTORS


     You should carefully consider the risks and uncertainties described below before buying shares in this offering. Our business could be adversely affected by any of the following factors, in which event the value of our business could decline, and you could lose part or all of your investment.



OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT



     We were incorporated in July 1999 and have not yet launched our web site. We have no meaningful operating history that you can use to evaluate our business or our future prospects. Investors must consider our business in light of the risks, uncertainties, expenses, and problems frequently encountered by companies in the early stages of development, particularly companies in the new and rapidly evolving Internet market.


WE HAVE NO REVENUES, WE ARE NOT PROFITABLE AND WE EXPECT FUTURE LOSSES


     Since our inception, we have incurred losses and negative cash flow, and, as of December 31, 1999, we had an accumulated deficit of $650,469. We expect negative cash flow and operating losses to continue for the foreseeable future, and we may never become profitable. We expect our operating costs to increase, but because we have no operating history, we have no historical financial data to use as a basis for determining future operating expenses. The principal costs of expanding our business will include:


     - substantial direct and indirect selling, marketing, advertising and promotional costs;


     - costs incurred in connection with hiring additional personnel to meet our anticipated growth; and



     - costs incurred to develop our web site and obtain services and content to be offered on or through our web site.



We cannot assure you that we will ever achieve or sustain profitability.



OUR BUSINESS MODEL IS NEW AND UNTESTED AND OUR WEB SITE MAY NOT ACHIEVE MARKET ACCEPTANCE



     Our success will depend upon our ability to attract physician subscribers to our web site and to motivate those subscribers and their patients to utilize our web site to obtain healthcare information, products and services over the Internet. However, our business model is new and our web site is untested. We cannot guarantee that physician subscribers and patients will utilize our web site, or even the Internet, as a replacement for traditional sources of healthcare information, products and services.



     Acceptance of web sites by physicians and their patients will require a broad acceptance of new methods of conducting business and exchanging information. Our failure to achieve market acceptance and to develop and maintain a large base of physician subscribers and patient users for our web site would cause our business to fail.



WE DO NOT CURRENTLY HAVE ANY CONTENT OR SERVICES ON OUR WEB SITE



     We do not currently have any content or services on our web site. All of the web site content and services described in this prospectus will have to be obtained from third party content and service providers or developed independently by us. We currently do not have any agreements with content or service providers to obtain content and services for our web site. We are currently relying on outside firms to develop our web site and to assist us in establishing relationships with third parties to obtain the content and services to be offered on our web site. The market for such relationships is very competitive and there can be no assurance that such content or services will be available to us on commercially reasonable terms or at all. Therefore, there can be no assurance that we will be successful in developing and launching a web site with useful content and services. The failure to develop and launch a web site with useful content and services will cause us to fail.



IF WE ARE UNABLE TO ESTABLISH REVENUE-GENERATING RELATIONSHIPS WITH THIRD PARTIES SUCH AS HEALTHCARE VENDORS AND ADVERTISERS, OUR BUSINESS IS LIKELY TO FAIL



     In addition to creating a large base of physician subscribers and patient users for our web site, we must establish business relationships with healthcare vendors and advertisers in order to obtain revenue from commerce originating on or through our web site. We do not currently have any business relationships of this type and competition for these relationships from other web sites is intense. Vendors and advertisers may be unwilling to enter into relationships with us until our web site is fully operational and we have a significant number of subscribers. If we fail to establish these relationships, our sources of revenue will be very limited and our business is likely to fail.


WE INTEND FOR SOME OF OUR REVENUES TO COME FROM ADVERTISING AND SPONSORSHIPS, AND THE ACCEPTANCE AND EFFECTIVENESS OF INTERNET ADVERTISING AND SPONSORSHIP IS UNCERTAIN


     While we are unable to determine how much revenue, if any, we will generate from advertisers and sponsors, we will attempt to obtain some revenue from the sale of advertisements and sponsorships on our web site. The Internet advertising market is new and rapidly evolving. It cannot yet be compared with the traditional advertising market to gauge its effectiveness. As a result, there is significant uncertainty about the demand and market acceptance for Internet advertising. For example, increased use of filter software programs that allow Internet users to limit or remove advertising from their desktops or the adoption of this type of software by Internet access providers could adversely affect the viability of advertising on the Internet. Many of our potential advertising customers and sponsors may conclude that Internet advertising and sponsorship are not effective relative to traditional advertising and sponsorship opportunities. If the market for Internet advertising and sponsorships fails to develop or develops more slowly than we expect, our potential sources of revenue will be limited and our business may be adversely affected.



WE FACE INTENSE COMPETITION



     The market for Internet services and products is intensely competitive. Since the Internet's commercialization in the early 1990's, the number of web sites on the Internet competing for users' attention has proliferated with no substantial barriers to entry, and we expect that competition will continue to intensify. We will compete for physician subscribers, content and service providers, advertisers and sponsors with the following categories of companies:



     - on-line services or web sites targeted to the healthcare industry generally;



     - publishers and distributors of traditional offline media, including those targeted to physicians, many of which have established or may establish web sites;

     - general purpose on-line services which provide access to healthcare content and services;



     - public sector and non-profit web sites that provide healthcare information without advertising or commercial sponsorships; and



     - web search and retrieval services and other high-traffic web sites.



     Due to the rapidly evolving nature of our market, the limited barriers to entry and the rapid proliferation of competitors, we are unable to quantify the number of our competitors, but we believe they are numerous. Although we do not believe anyone currently dominates our market, there are several well capitalized companies such as Healtheon/WebMD, Medscape and drkoop.com that are already pursuing business strategies that are similar to ours. These companies are significantly further along than we are in the development of their businesses and are already providing products similar to those that we are seeking to develop. Competition from these companies will be intense. Some of our competitors enjoy substantial competitive advantages over us, including:


     - greater resources that can be devoted to the development, promotion and sale of their content and services;

     - longer operating histories;

     - existing Internet products and services that may have already achieved market acceptance;

     - greater financial, technical and marketing resources;

     - existing relationships with key content or service providers;

     - greater name recognition; and

     - established subscriber bases.


WE ARE A DEVELOPMENT STAGE COMPANY WITH VERY LIMITED CAPITAL RESOURCES



     The proceeds of this offering, together with a limited amount of capital previously raised by us in connection with sales of our Common Stock and our Series A Convertible Preferred Stock and warrants will be the only capital resources available to us. These capital resources may not be sufficient to finance in full the implementation of our business strategy. Therefore, we may have to raise additional capital, which could entail issuing additional equity securities or incurring significant amounts of debt. Our issuance of additional equity securities would cause dilution to investors in this offering. Our incurrence of debt could result in substantial debt service obligations, which, in turn, could cause cash flow problems. Additional capital may not be available to us on commercially reasonable terms or at all. The failure to raise additional needed capital could cause us to fail.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY



     We currently have two pending trademark applications filed with the United States Patent and Trademark Office, one for md2patient(TM) and one for md2patient.com(TM). At this point in time, we are unable to predict whether the United States Patent and Trademark Office will allow these applications to proceed to registration.



     Our business could be adversely affected if unauthorized parties infringe upon or misappropriate our content, services or proprietary information, such as our trade names, trademarks or trade secrets. Our efforts to protect our intellectual property may not be adequate. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others, which could be time consuming and costly.



WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS



     Intellectual property infringement claims could be made against us as the number of our competitors grows or as we aggregate on-line content and services from third parties. These claims could be expensive and divert our attention from our operations. In addition, if we become liable to third parties for infringing their intellectual property rights related to our content, services, name or otherwise, we could be required to pay substantial damages, develop comparable non-infringing intellectual property or obtain a license. We could also be forced to cease providing the content or services or using the name(s) that contain the infringing intellectual property. We may be unable to develop non-infringing intellectual property or obtain a license on commercially reasonable terms, or at all.



WE MAY INCUR LIABILITY FOR CONTENT AND USER DATA CONTAINED ON OUR WEB SITE


     As a content provider, we may face potential liability for intellectual property infringement, defamation, indecency and other claims. In addition, we may incur liability for unauthorized duplication or distribution of third-party content or materials or for information collected from and about our subscribers and users. Third parties or users may bring claims against us relating to proprietary rights or use of personal information. We do not currently maintain general liability insurance for potential claims of this type.


IF WE CANNOT ATTRACT ADDITIONAL PERSONNEL TO MANAGE AND OPERATE OUR BUSINESS, WE MAY BE UNABLE TO EXECUTE OUR BUSINESS STRATEGY, COMPETE SUCCESSFULLY OR GENERATE REVENUE



     We believe that our future success depends on our ability to attract and retain additional personnel, particularly management personnel and experienced professionals capable of marketing Internet-based services to physicians and their staffs. We are currently seeking to hire a chief executive officer. We are also seeking to hire up to five persons to assist in the administration and management of our physician panels and the location and assembly of potential content and service offerings that can be presented to our physician panels for possible inclusion on our web site. We anticipate a need in the near future to hire a web site manager, a marketing executive, up to two additional sales professionals and additional administrative support staff. There is intense competition for employees, at all levels, that possess knowledge of both the Internet industry and the healthcare market. Our failure to attract and retain highly qualified employees could limit our ability to execute our business strategy, compete successfully or generate revenue.


OUR ON-LINE ACTIVITIES MAY EXPOSE US TO MALPRACTICE LIABILITY AND OTHER LIABILITY INHERENT IN HEALTHCARE DELIVERY



     We could be exposed to malpractice or other liability against which we are not insured. Patients who file lawsuits against physicians often name as defendants all persons or companies with any relationship to the physicians. As a result, patients could file lawsuits against us based on treatment provided by physicians who subscribe to our web site, have web pages on our web site or to whom our web site provides a link. In addition, a plaintiff or government agency could take the position that our delivery of healthcare information directly, or information delivered by a third-party web site that a patient accesses through our web site, exposes us to liability for wrongful delivery of healthcare services or erroneous healthcare information. The amount of insurance we may maintain with insurance carriers in the future may not be sufficient to cover all of the losses we might incur from these potential claims.


STATE RESTRICTIONS ON THE PRACTICE OF MEDICINE COULD NEGATIVELY AFFECT OUR ACTIVITIES


     Any finding in a state that we are not in compliance with its laws could require us to restructure our services, which could be time consuming and expensive and which could limit the marketability of our web site. The laws in some states prohibit some business entities from practicing medicine. This is commonly referred to as the prohibition against the "corporate practice of medicine." In general, these laws prohibit us from employing physicians to practice medicine or from directly furnishing medical care to patients. Each state requires licensure for the practice of medicine within that state, and some states consider the receipt of an electronic transmission of selected healthcare information in that state to be the practice of medicine. These types of laws could restrict our activities and the extent to which we can provide healthcare information to patients, physicians and others. If our activities are found to be not in compliance with these laws, we could be subjected to penalties or forced to change our business operations in a manner that increases our costs or reduces our revenue.



STATE AND FEDERAL LAWS THAT PROTECT THE PRIVACY OF HEALTHCARE INFORMATION MAY LIMIT OUR ABILITY TO COLLECT, USE AND DISCLOSE THAT INFORMATION



     Our business could be harmed if we fail to comply with current or future laws or regulations governing the collection, dissemination, use and confidentiality of patient healthcare information. Numerous federal and state laws and regulations govern collection, dissemination, use and confidentiality of patient-identifiable healthcare information, including:


     - state privacy and confidentiality laws;

     - state laws regulating healthcare professionals, such as physicians, pharmacists and nurse practitioners;

     - Medicaid laws;

     - the Health Insurance Portability and Accountability Act of 1996 and related rules proposed by the Health Care Financing Administration; and

     - Health Care Financing Administration standards for Internet transmission of healthcare data.


     The U.S. Congress has been considering proposed legislation that would establish a new federal standard for protection and use of healthcare information. We may not be able to safeguard patient healthcare information from unauthorized disclosure or use, which may subject us to claims for violations of law. In addition, other third party web sites that consumers may access through our web site may not maintain systems to safeguard this healthcare information. Future laws or changes in current laws may necessitate costly adaptations to our systems.



IF WE ARE NOT ABLE TO PREVENT INTERNET SECURITY BREACHES, UTILIZATION OF OUR WEB SITE COULD DECLINE OR NEVER DEVELOP AND WE COULD BE EXPOSED TO LIABILITY



     The difficulty of securely transmitting confidential information over the Internet has been a significant barrier to conducting electronic commerce and engaging in sensitive communications over the Internet. It is anticipated that we will rely on browser-level encryption, authentication and certificate technologies, all of which will be licensed from third parties, to provide the security and authentication necessary to effect secure transmission of confidential information. However, we cannot guarantee that advances in computer capabilities, new discoveries in the field of cryptography or other similar developments will not result in a compromise or breach of our security measures. A party who is able to circumvent our security measures could misappropriate proprietary information or confidential communications or cause interruptions to our operations. We may be required to spend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by security breaches. Any well-publicized compromise of Internet security could deter people from using the Internet or from conducting transactions that involve transmitting confidential information, including confidential healthcare information. To the extent that our activities or the activities of third parties with whom we have business relationships involve the storage and transmission of confidential information, such as patient records or credit information, security breaches could expose us to claims, litigation or other liabilities.


WE MAY EXPERIENCE SYSTEM FAILURES


     To succeed, we must be able to operate our web site 24 hours a day, seven days a week, without interruption. It is anticipated that almost all of our communications and information services will be provided to us by third parties. To operate without interruption, our third party providers must guard against:


     - damage from fire, power loss and other natural disasters;

     - communication failures;

     - software and hardware errors, failures or crashes;

     - security breaches, computer viruses and similar disruptive problems; and

     - other potential interruptions.


System failures could delay the launch of our web site or adversely affect the market acceptance of our web site.



THE INTERNET IS SUBJECT TO EXISTING AND POTENTIAL GOVERNMENT REGULATIONS THAT MAY LIMIT UTILIZATION OF OUR WEB SITE, INCREASE OUR COST OF DOING BUSINESS OR LIMIT OUR ABILITY TO GENERATE REVENUE



     Currently, our business is not subject to substantial government regulation at the federal or state level. However, the amount of government regulation is expected to increase as a number of new laws and regulations affecting Internet businesses are currently under consideration by federal and state legislators. Laws and regulations may be adopted with respect to the Internet and on-line businesses covering issues such as:


     - privacy of user information;

     - pricing of Internet access or of on-line commerce;

     - taxation of Internet access or of on-line commerce;

     - quality and characteristics of on-line content and services;

     - copyrights;

     - on-line advertising of healthcare products and services; and


     - confidentiality of patient information.


Increasing government regulation of these and other areas affecting Internet activities could:

     - slow the development of Internet commerce, which could limit or eliminate some or all of our anticipated sources of revenue;

     - increase regulatory compliance costs for us and the companies with whom we intend to do business;

     - slow the acceptance of the Internet as an advertising medium, which could limit or eliminate advertising as a potential source of revenue for us; and


     - limit the scope of content and services made available on the Internet generally, or on or through our web site in particular, which could limit the market acceptance of our web site among users and/or advertisers and vendors.


OUR BUSINESS COULD BE HARMED IF INTERNET SALES BECOME TAXABLE

     The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services over the Internet and certain other Internet activities. We cannot predict the effect of current attempts at taxing or regulating commerce over the Internet. Because our business will depend on revenues generated by e-commerce activity associated with our web site, any legislation that impairs the growth of e-commerce could have a material adverse effect on our business.


INVESTORS IN THIS OFFERING MAY HAVE TO HOLD THEIR SHARES FOR AN INDEFINITE PERIOD OF TIME


     Our Articles of Incorporation provide that no holder of shares of our Series A or Series B Convertible Preferred Stock may sell, assign or transfer any of such shares without our prior written consent. In addition, there is no public market for our Series A or Series B Convertible Preferred Stock and no such public market is expected to develop in the future. We do not intend to apply for listing of any class or series of our capital stock on any securities exchange or the Nasdaq Stock Market unless and until we complete an underwritten public offering of our Common Stock. After any such public offering, we would only list for trading our Common Stock. We do not currently know whether or when we will attempt an underwritten public offering of our Common Stock and there can be no assurance that we will ever complete such a public offering or that a market for our Common Stock will ever develop. Therefore, investors in this offering may have to hold their shares for an indefinite period of time and may never have an opportunity to resell them.


INVESTORS IN THIS OFFERING WILL INCUR IMMEDIATE DILUTION IN THE BOOK VALUE OF THEIR SHARES


     Investors purchasing shares in this offering will incur immediate and substantial dilution of up to $0.63 in the net tangible book value per share from the public offering price of $1.00 per share. In addition, our Board of Directors has the authority to issue a significant number of additional shares of our capital stock without obtaining shareholder approval to do so. Any such issuances will dilute the ownership interest in md2patient.com obtained by investors in this offering. For more information, see "Dilution."



HERITAGE GROUP, LLC AND ITS AFFILIATES WILL MAINTAIN VOTING CONTROL OF OUR
COMPANY



     Holders of our Series A and Series B Convertible Preferred Stock only have the right to vote on a proposed merger or sale of the company, and not on other matters submitted to a vote of shareholders, such as the election of directors. Holders of our Common Stock have the right to vote on all matters submitted to a vote of shareholders. Heritage Group, LLC and its affiliates own 18,000,000 shares of our Common Stock, which constitutes approximately 87% of the outstanding shares of our Common Stock. As a result, Heritage Group, LLC and its affiliates currently control our company and have the ability to determine the outcome of all matters requiring shareholder approval. Following the completion of this offering, Heritage Group, LLC will continue to have this ability, with the possible exception of a proposed merger or sale of the company, which will depend on how many shares are sold in this offering.

                           FORWARD LOOKING STATEMENTS


     This prospectus contains forward-looking statements that involve risks and uncertainties. These statements are found in the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." They include statements concerning:



     - plans for developing and launching our web site;



     - anticipated sources of revenue;


     - our business and operating strategy;


     - anticipated sources of capital and the ability to meet future liquidity and capital requirements;


     - plans for hiring additional personnel;

     - use of proceeds of this offering; and

     - plans, objectives, expectations and intentions contained in this prospectus that are not historical facts.


     When used in this prospectus, the words "expect," "believe," "goal," "plan," "intend," "estimate," "may," "will" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus. Except as required by federal securities laws, we assume no obligation to update any forward-looking statements.

                                USE OF PROCEEDS


     After deducting fees of the placement agent and estimated offering expenses, we expect to receive a minimum of (1) no proceeds from the offering of Series A Convertible Preferred Stock and (2) $9,050,000 in net proceeds from the offering of Series B Convertible Preferred Stock. If all of the shares of Series A and Series B Convertible Preferred Stock offered hereby are sold, we would expect to receive a maximum of $38,835,000 in net proceeds, after deducting fees of the placement agent and estimated offering expenses. However, we cannot assure you that we will receive any net proceeds in excess of the estimated minimum of $9,050,000.



     We expect to use the net proceeds from this offering for working capital and general corporate purposes, including expenditures for implementing and expanding the functionality of our web site and associated databases, enhancing our marketing and sales organizations, and pursuing relationships with third-party vendors of on-line content and services. At this time, we are not able to estimate with certainty the specific uses to which the proceeds will be put or the allocation of the proceeds among the various possible uses. Accordingly, our officers and directors will have broad discretion over how the proceeds of this offering will be used. If we sell less than the maximum number of shares offered hereby, we expect to apply the proceeds of this offering first to implementing the functionality of our web site and associated databases.


     Pending these uses, the net proceeds of this offering will be invested in short-term, investment grade, interest-bearing investments or accounts.

                                DIVIDEND POLICY


     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on any class or series of our capital stock for the foreseeable future.

                                 CAPITALIZATION


     The following table sets forth the capitalization of md2patient.com as of December 31, 1999:



     - on an actual basis; and



     - as adjusted to reflect the sale by md2patient.com of the minimum 10,000,000 shares of Series B Convertible Preferred Stock offered hereby at a public offering price of $1.00 per share and the receipt of the estimated net proceeds therefrom, after deducting fees of the placement agent and estimated offering expenses.



     The information below is qualified by and should be read in conjunction with "Management's Discussion and Analysis and Results of Operations" and our financial statements and the notes to those statements appearing at the end of this prospectus.



                                                                 DECEMBER 31, 1999
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
Shareholders' equity:
  Preferred Stock, $.01 par value; 300,000,000 shares
    authorized:
    Series A Convertible; 50,000,000 shares designated;
      5,000,000 shares issued and outstanding, actual;
      5,000,000 shares issued and outstanding, as
      adjusted..............................................  $   50,000   $    50,000
    Series B Convertible; 50,000,000 shares designated; no
      shares issued and outstanding, actual; 10,000,000
      shares issued and outstanding, as adjusted............          --       100,000
  Common Stock, $.01 par value; 300,000,000 shares
    authorized; 10,000,000 shares issued and outstanding,
    actual and as adjusted .................................     100,000       100,000
  Additional paid-in capital................................   4,686,087    13,636,087
  Deficit accumulated during the development stage..........    (650,469)     (650,469)
                                                              ----------   -----------
      Total shareholders' equity............................  $4,185,618   $13,235,618
                                                              ==========   ===========



     The capitalization information set forth in the table above:



     - does not reflect the fact that shares of Series B Convertible Preferred Stock automatically convert into shares of Series A Convertible Preferred Stock on a one-for-one basis at a rate of one-third per year on each anniversary of their issuance;


     - does not reflect the fact that holders of Series A Convertible Preferred Stock may at any time elect to convert all or any portion of those shares into Common Stock on a one-for-one basis;


     - excludes 1,000,000 shares of Series A Convertible Preferred Stock reserved for issuance upon the exercise of outstanding warrants with an exercise price of $1.00 per share;


     - excludes 10,627,500 shares of Common Stock issued subsequent to December 31, 1999; and


     - excludes 10,000,000 shares of Common Stock reserved for future issuance under our stock option plan.

                                    DILUTION


     Our pro forma net tangible book value at December 31, 1999, after giving effect to the conversion of all outstanding shares of Series A Convertible Preferred Stock into Common Stock on a one-for-one basis and after giving effect to the issuance of 10,627,500 shares of Common Stock in January 2000, was $4,185,618, or $0.16 per share. Pro forma net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the number of shares of Common Stock outstanding on a pro forma basis.



     Dilution per share represents the difference between the price per share paid by investors in this offering and the as adjusted pro forma net tangible book value per share immediately after this offering. After giving effect to the sale of the maximum 38,500,000 shares of Series B Convertible Preferred Stock and 2,000,000 shares of Series A Convertible Preferred Stock in this offering at $1.00 per share, and after deducting fees of the placement agent and estimated offering expenses, our as adjusted pro forma net tangible book value at December 31, 1999 would have been approximately $43,020,618, or $0.65 per share. This represents an immediate decrease in pro forma net tangible book value of $0.35 per share to new investors. Similarly, after giving effect to the sale of the minimum 10,000,000 shares of Series B Convertible Preferred Stock in this offering at $1.00 per share, and after deducting fees of the placement agent and estimated offering expenses, our as adjusted pro forma net tangible book value at December 31, 1999 would have been approximately $13,235,618, or $0.37 per share. This represents an immediate decrease in pro forma net tangible book value of $0.63 per share to new investors. The following tables illustrate this dilution:


MAXIMUM SHARES SOLD (38,500,000 SERIES B AND 2,000,000 SERIES A)


Public offering price per share.............................          $1.00
  Pro forma net tangible book value per share at December
     31, 1999...............................................  $0.16
  Increase per share attributable to new investors..........   0.49
As adjusted pro forma net tangible book value per share
  after this offering.......................................           0.65
                                                                      -----
Dilution per share to new investors.........................          $0.35
                                                                      =====


MINIMUM SHARES SOLD (10,000,000 SERIES B)


Public offering price per share.............................          $1.00
  Pro forma net tangible book value per share at December
     31, 1999...............................................  $0.16
  Increase per share attributable to new investors..........   0.21
As adjusted pro forma net tangible book value per share
  after this offering.......................................           0.37
                                                                      -----
Dilution per share to new investors.........................          $0.63
                                                                      =====


     The following table summarizes, on a pro forma basis after giving effect to this offering, the difference between the number of shares of capital stock purchased from us, the total consideration paid and the average price per share paid by existing shareholders and by new investors purchasing shares of Series B Convertible Preferred Stock and

Series A Convertible Preferred Stock in this offering. We have not deducted fees of the placement agent or estimated offering expenses in our calculations.


MAXIMUM SHARES SOLD (38,500,000 SERIES B AND 2,000,000 SERIES A)


                                   SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                 --------------------   ---------------------     PRICE
                                   NUMBER     PERCENT     AMOUNT      PERCENT   PER SHARE
                                 ----------   -------   -----------   -------   ---------
Existing shareholders:
  Common.......................  20,627,500     31.2%   $   100,000      0.2%     $0.01
  Series A Convertible            5,000,000      7.6      5,000,000     11.0       1.00
     Preferred.................
New investors..................  40,500,000     61.2     40,500,000     88.8       1.00
                                 ----------    -----    -----------    -----      -----
     Total.....................  66,127,500    100.0%   $45,600,000    100.0%     $0.69
                                 ==========    =====    ===========    =====      =====


MINIMUM SHARES SOLD (10,000,000 SERIES B)


                                   SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                 --------------------   ---------------------     PRICE
                                   NUMBER     PERCENT     AMOUNT      PERCENT   PER SHARE
                                 ----------   -------   -----------   -------   ---------
Existing shareholders:
  Common.......................  20,627,500     57.9%   $   100,000      0.7%     $0.01
  Series A Convertible            5,000,000     14.0      5,000,000     33.1       1.00
     Preferred.................
New investors..................  10,000,000     28.1     10,000,000     66.2       1.00
                                 ----------    -----    -----------    -----      -----
     Total.....................  35,627,500    100.0%   $15,100,000    100.0%     $0.42
                                 ==========    =====    ===========    =====      =====



     The foregoing discussion and tables do not reflect that, upon the liquidation dissolution or winding up md2patient.com, holders of shares of Series A and Series B Convertible Preferred Stock sold in this offering are entitled to be paid out of our assets, before any payment to holders of our Common Stock, an amount equal to $1.00 per share, as described in more detail later in this prospectus under the heading "Description of Capital Stock." In addition, the foregoing discussion and tables assume no exercise of outstanding warrants to purchase 1,000,000 shares of Series A Convertible Preferred Stock at an exercise price of $1.00 per share. See "Description of Capital
Stock -- Warrants."

                            SELECTED FINANCIAL DATA


     In the table below, we provide you with selected financial data of md2patient.com. We have prepared this information using our historical financial statements as of December 31, 1999 and for the period from July 30, 1999 (date of inception) through December 31, 1999.


     When you read this selected financial data, it is important that you read along with it the historical financial statements and related notes included in this prospectus, as well as the section of this prospectus entitled, "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results.


                                                           PERIOD FROM JULY 30, 1999
                                                              (DATE OF INCEPTION)
                                                                    THROUGH
                                                               DECEMBER 31, 1999
                                                           -------------------------
STATEMENT OF OPERATIONS DATA
Revenues
  Interest Income........................................         $   25,610
Costs and expenses:
  Selling, general and administrative....................            676,079
                                                                  ----------
Net loss.................................................         $ (650,469)
                                                                  ==========
Basic and diluted net loss per share.....................         $    (0.07)
                                                                  ==========
Weighted average shares used in calculating basic and
  diluted net loss per share(1)..........................         10,000,000
                                                                  ==========



                                                            AS OF DECEMBER 31, 1999
                                                           -------------------------
BALANCE SHEET DATA
Cash.....................................................         $4,025,058
Working capital..........................................          3,794,601
Total assets.............................................          4,667,910
Stockholders' equity.....................................          4,185,618


-------------------------
(1) See Note 4 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     We are a development stage company recently formed to develop and operate a web site to provide access to selected on-line healthcare content and services to our physician subscribers and their patients. We have not yet completed the development of our web site, begun to offer Internet services, or entered into any agreements with third party vendors, suppliers or advertisers to provide content or services on or through our site.


ANTICIPATED SOURCES OF REVENUE


     We anticipate that our web site will be operational by the end of the second quarter of 2000. Once operational, we will seek to generate revenue primarily from the following sources:


     - Fees paid by physician subscribers;


     - Fees paid by web vendors in connection with installing and managing content and services on or through our site;



     - Advertising revenue from businesses desiring to access our physician subscribers and their patients;



     - Fees paid by vendors in connection with business-to-business e-commerce transactions generated through our site;



     - Fees paid by vendors in connection with business-to-consumer e-commerce transactions generated through our site; and



     - Fees paid by pharmaceutical research and drug manufacturing companies in connection with medical research and/or participation in on-line clinical drug trials.



     Physician Subscriptions. We plan to build and to retain a physician subscriber base by offering an evolving array of content and services selected by our physician specialty panels. Subscriptions will be sold for three years of service to be paid in a single lump sum of $1,000 or three annual installments of $400. As of January 1, 2000, we had 259 physician subscribers, of which 139 received free subscriptions in connection with their purchase of shares of Series A Convertible Preferred Stock in our November 1999 private placement.



     Web Vendors. For an ongoing fee plus participation in revenues generated from traffic originating from our site, we anticipate entering into agreements with vendors to install and manage selected healthcare content and services on or through our site with links to their site. Such content and services will have been reviewed and selected by our physician specialty panels for inclusion on or through our site. As of the date of this prospectus, we have not entered into any agreements with vendors to provide content or services for our site.



     Advertising. The key factors in attracting advertising revenue is the size of our physician subscriber base, our ability to capture demographic information valuable to advertisers, and the frequency with which our web site is accessed. In connection with the development of our web site, we are also developing the databases necessary to capture and present the information that we believe will be particularly valuable to advertisers. As of the date of this prospectus, we have not entered into any relationships or agreements with vendors or advertisers.



     Business-to-Business e-commerce Transactions. In connection with the development of our web site, we plan to offer our physician subscribers and their practice staffs content and services that will assist them in the day-to-day management and operation of their practices. We believe this category of services will allow us to generate additional revenues from business-to-business e-commerce transactions originating from our site and enhance our ability to improve the efficiency of our physician subscribers' practices. Some of the services offered through our site will be targeted to all physicians, while other services will be targeted to specific medical specialties.



     Business-to-Consumer e-Commerce Transactions. We believe our physician subscribers will include a large number of affluent consumers with significant disposable income which will be attractive to vendors. We will attempt to secure relationships with selected vendors that desire to offer consumer products and services to our physician subscribers through our site. We believe we will be able to structure these relationships in a manner that will allow us to charge access fees and otherwise participate in the revenues generated from such transactions.



     We also believe that the patients of our physician subscribers will represent a consumer base that will be attractive to vendors of consumer healthcare products and services. Accordingly, we will seek to generate additional revenue by charging access fees and/or a percentage of the revenues generated by transactions between vendors and patients that occur through our site.



     Medical Research and Clinical Drug Trials. We plan to promote our physician subscriber base to pharmaceutical research and drug manufacturing companies interested in enrolling physicians in on-line surveys and clinical drug trials. If we are successful in these efforts, we believe participating companies will pay us a fee for information generated from our database, access to our subscribing physicians and advertisements of their surveys and drug trials on our web site. As of the date of this prospectus, we have not entered into any agreements with pharmaceutical research or drug manufacturing companies.


CURRENT AND ANTICIPATED FINANCIAL COMMITMENTS


     We have entered into an agreement with Arthur Andersen LLP to assist us in developing our technical infrastructure and web site. Arthur Andersen will work closely with our technology staff to develop and launch our web site. We anticipate leasing the servers and the related computer hardware and equipment that will support our web site. These costs are expected to be expensed as incurred.



     We are currently seeking to hire a chief executive officer. We are also seeking to hire up to five persons to assist in the administration and management of our physician panels and the location and assembly of potential content and service offerings that can be presented to our physician panels for possible inclusion on our web site. We anticipate a need in the near future to hire a web site manager, a marketing executive, up to two additional sales professionals and additional administrative support staff.



     As a result of these activities, prior to the completion of this offering we anticipate incurring substantial additional costs and expenses related to the continued development of our web site and the hiring of qualified personnel. Future costs and expenses will include sales and marketing expenses incurred to attract physician subscribers to our web services, as well as ongoing technology costs to enhance the content and services available to our physician subscribers and their patients.


LIQUIDITY AND CAPITAL RESOURCES


     Prior to the commencement of this offering, we raised $5,000,000 through a private placement of 5,000,000 shares of our Series A Convertible Preferred Stock and warrants. We also raised $100,000 through the private placement of Common Stock to Heritage Group, LLC. As of December 31, 1999, our principal commitments consisted of our agreements with Arthur Andersen, our web site consultants, and the costs and expenses incurred in connection with the private placements and this offering. We believe that we have sufficient capital to complete the development of our web site, formally launch our web site and maintain our web site for the next 12 months. When formally launched, our web site will include physician web pages, which will allow patient access to information relating to individual physician practices. The web site will also make limited content and services available to our physician subscribers, including the development of customized web pages and links to medical societies and various clinical information databases. If we are not successful in selling at least the minimum number of shares of Series B Convertible Preferred Stock available in this offering, we do not believe we will have sufficient capital to completely implement our sales and marketing plans with respect to our Internet services or to add all of the content and services to our site that we otherwise intend to make available to our subscribers in the next 12 months.



     While the minimum net proceeds of this offering are expected to be sufficient to meet our anticipated working capital needs through at least the next 12 months, additional capital could be required if unexpected costs arise or if we seek to enhance or accelerate the implementation of our business plan through the acquisition of complementary businesses. If additional capital requirements arise, we may need to raise additional funds sooner than expected. If we raise additional funds through the issuance of equity or convertible debt securities, these securities may have rights, preferences or privileges that are superior to those of the shares available in this offering and may result in substantial dilution to existing shareholders. If additional funding is needed, there is no assurance that such funding will be available on terms acceptable to md2patient.com, if at all.



     Our losses from inception to December 31, 1999 total $650,469, consisting principally of costs incurred in the form of direct expenses primarily consisting of payroll, legal and consulting fees. These costs relate to the development of our web site, our initial organization and our capital-raising activities to date.


YEAR 2000


     Many existing computer programs use only two digits to identify a year. These programs were developed without addressing the impact of the recent change in the century. If not corrected, many computer software applications could fail or create erroneous results as a result of the change to the year 2000. We will use software, computer technology and other services provided by third-party vendors. We are also dependent on telecommunications vendors to maintain our communications network.



     We believe that our third-party supplied software and computer technology is and will be year 2000 compliant. All of our software and computer technology supplied by third-party vendors has been purchased recently or will be purchased in the near future. In connection with these purchases, we generally request our vendors to represent in writing that each of their technology products is year 2000 compliant. However, to date we have not actually received any such written representations. The failure of any software or systems upon which we rely to be year 2000 compliant could have a material adverse impact on the development or operation of our web site.



     To date, we have not experienced any problems associated with the change to the year 2000, nor have we incurred any costs in connection with the change to the year 2000. Based upon our assessment of our software and computer technology, we do not believe that we need to develop a year 2000 contingency plan and we have not developed any such plan. However, the failure of any of our third-party service providers to be year 2000 compliant could delay the launch of our web site.



     The year 2000 compliance of the general system necessary to support our operations is difficult to assess. For instance, we will depend on the integrity and stability of the Internet to provide our services. We will also depend on the year 2000 compliance of the computer systems used by our subscribers. Thus, the system necessary to support our operations will consist of a network of computers and telecommunications systems located throughout the world and operated by numerous unrelated entities and individuals, none of which has the ability to control or manage the potential year 2000 issues that may impact the entire system. It is not possible to predict potential negative impact of year 2000 issues of these systems.



     Our worst-case year 2000 scenario would involve a major disruption in access to the Internet, a failure of our systems and a failure in the systems of our third-party content and service providers. This would result in the delay of the launch of our web site and would delay the implementation of our business strategy.

                                    BUSINESS

OUR BUSINESS


     We were incorporated in July 1999 to develop and operate a web site to provide access to selected on-line healthcare content and services and to develop customized web pages for our physician subscribers. We have not yet completed the development of our web site or begun to offer Internet services to our physician subscribers. Since incorporation, our founders have been developing the business concept for md2patient.com and have engaged outside consultants to assist us in the development of our technical infrastructure and web site. Our operations to date have focused primarily on the development and design of our web site, the acquisition and configuration of necessary software and hardware, building a sales and marketing organization, recruiting key management and raising capital.



     Our web site became operational during January 2000 for the limited purpose of accepting subscriptions for our Internet services. As such, our web site currently consists of a homepage, containing general information about md2patient.com, and procedures for physicians to register and subscribe for our Internet services. We are continuing the development of the other functions to be made available on or through our web site and have commenced the process of identifying third party content and services to be added to our site. Based on our current development schedule, we believe that by the end of the second quarter of 2000, our web site will also include customized web pages for our physician subscribers, links to various other healthcare content sites or clinical information databases, as well as the following general information:



     - Directory of our physician subscribers;



     - Physician search engine;



     - General women's health issues;



     - General men's health issues;



     - Drug interaction assessment tool;



     - On-line physician's desk reference (PDR);



     - List or links to disease specific discussion groups;



     - List or links to disease specific on-line support groups;



     - First aid/CPR instructional information and diagrams;



     - Nutritional information; and



     - Access to on-line shopping.


OUR INDUSTRY


     The U.S. healthcare system is plagued with information-related problems. Of the roughly $1.2 trillion projected to be spent on healthcare in the U.S. in 1999, an estimated $400 billion relates to avoidable or inappropriate treatment.

     In addition to these inefficiencies, there are significant intangible costs that result from poor information flow. We believe that the Internet will dramatically change how information flows and how people and organizations interact in healthcare. As an inexpensive and flexible technology, we believe the Internet will be used to streamline current processes, enhance the quality of care and create entirely new ways of conducting business relating to healthcare. We believe that both physicians and their patients will benefit from the Internet's strength as an information source and a communications medium.


  Growth of the Internet


     The Internet is the fastest growing medium in history and has rapidly become a significant global medium for information, communications, news and commerce. The Internet is distinct from traditional media because it offers immediate access to dynamic and interactive content and enables virtually instantaneous communication among users. The Internet enables users to quickly retrieve and transfer information, share their experiences in on-line communities and purchase a variety of products and services.


  Internet Use by Patients and Healthcare Consumers


     Health and medical information is one of the fastest growing areas of interest on the Internet. According to the Harris Poll, up to an estimated 74% of all Internet users in the United States seek healthcare information on-line. We believe that pharmaceutical and other healthcare companies will have an increasing interest in using on-line advertising to reach target groups with appealing and compatible demographics.


  Internet Use by Physicians


     The rapid overall adoption of on-line health and medical information stands in contrast to the slow rate at which physicians are developing physician-driven web sites. There are more than 16,000 healthcare-related web sites available on the Internet, and the number is growing. We believe that the massive number of sites has served to frustrate both patients and physicians from a standpoint of reliability, accuracy and trust. We believe there are opportunities for physicians to help improve the quality of information their patients access on-line.



  Convergence of the Internet and Physician Practices



     We believe that over the long term the focus of the convergence of the Internet and healthcare will trend towards the physician's office because the delivery of healthcare is increasingly moving to the outpatient setting and physicians control the majority of healthcare expenditures. We believe a uniquely attractive opportunity exists to assist physicians in using the Internet to increase the efficiency of their practices and improve patient satisfaction through the aggregation of reliable healthcare content and services.

THE MD2PATIENT.COM STRATEGY



     Our goal is to aggregate reliable healthcare content and services from existing on-line sources for the benefit of our physician subscribers, their staff and their patients. Our focus will be to assist our physician subscribers in utilizing the Internet to enhance their practices and increase patient satisfaction. A central element of this focus will be our development of customized physician web pages for our physician subscribers that will give each subscriber the ability to select and place on his or her web page the content and services available through our site that he or she determines will best serve his or her patients.



     The selection of our content and services will be made by our physician specialty panels. To date, no physician panels have been formed; however, we are in the process of doing so and believe that at least four physician panels will be formed during the first and second quarters of 2000. Once formed, our staff will regularly survey the Internet to identify and recommend to our physician panels new content and service offerings that may be of benefit to our physician subscribers, their staff and their patients. The physician panels will be responsible for reviewing the content and services recommended by our staff and selecting the content and services for inclusion on or through our web site. We will regularly upgrade our site as our physician panels select new offerings.



     To implement our strategy, we will:



     - Focus on the Physician/Patient Relationship. We believe that the relationship between the physician and his or her patient is unique. Our focus will be to improve this relationship by offering customized web pages to our physician subscribers that may be accessed by their patients and the general public. We believe that our physician subscribers and their staff will encourage their patients to visit the physician web page given the practice-specific information that it will contain and the fact that the content on the web page will have been reviewed by our specialty panels and selected by the physician.



     - Focus on Physician Needs. The physician functions in the following capacities: (1) clinician; (2) business owner; and (3) consumer. We intend to assist our physician subscribers in each of these capacities through the content and services to be made available on or through our web site. As clinician, our focus will include identifying, by specialty, helpful and informative content to assist in educating patients with respect to their medical condition and treatment. As business owner, our focus will include improving the administrative efficiency of our subscriber's practice through such services as on-line appointment scheduling, insurance verification and, where necessary, preauthorization of healthcare services. As consumer, our focus will include providing our subscribers and their patients with personal services, such as access to on-line shopping.



     - Capitalize on the Purchasing Power of our Physician Subscribers and their Patients. We believe that our physician subscribers and their patients represent an attractive consumer group. If we are successful in developing a large physician subscriber base, we believe we will be able to offer e-commerce opportunities to our subscribers and their patients and develop revenue generating relationships with third parties that offer on-line commerce.

PHYSICIAN WEB PAGES



     We intend to offer each physician subscriber a customized web page that can be accessed by his or her patients and the general public. Each physician subscriber will have the ability to select the content to be included on his or her web page from the content reviewed by our physician panels and made available on or through our web site. Each physician subscriber may include some or all of the following information on his or her web page:



     - Picture of physician and/or staff;



     - Physician demographic information;



     - Practice office hours and policies;



     - After hours assistance and emergency phone numbers;



     - Location of offices and parking information;



     - Directions to office;



     - Patient comment area via anonymous e-mail to physician's office;



     - Physician comment area to provide any special information to patients;



     - Links to content sites selected by the physician; and



     - Links to md2patient.com disease-specific pages.



     Each web page is intended to function as an extension of the physician's practice. Specifically, a physician web page could allow his or her patients to find answers to frequently asked questions about issues such as treatment options and drug interactions. We believe that the web pages will assist our physician subscribers in utilizing the Internet to enhance their practices and increase patient satisfaction.



PHYSICIAN PANELS AND PHYSICIAN ADVISORY BOARD



     We intend to form physician panels, organized by specialty, and a Physician Advisory Board to assist us in selecting the content and services to be made available on or through our web site. While these have not been formed to date, we believe that our Physician Advisory Board and at least four physician panels will be formed during the first and second quarters of 2000. We have not yet determined whether or to what extent we may compensate members of our physician panels or the advisory board.



  Physician Panels



     Each of our physician specialty panels will typically consist of 7 to 10 physician subscribers from the same or similar medical specialties. The criteria for selection will include recognized leadership in the area of specialty and demographic diversity. Once formed, the physician panels will review the content and services recommended by our staff and select the content and services for inclusion on or through our web site. We will regularly update our site as our physician panels select new offerings.

  Physician Advisory Board



     Our Physician Advisory Board will typically consist of 8 to 12 physician subscribers from various medical specialties. Its primary focus will be to assist in the prioritization and manner of presentation of the content and services to be offered on our web site. This board will also serve in an advisory capacity to management in identifying potential members of the physician specialty panels and establishing the criteria for selection of the content and services to be made available on or through our site. Similar to our physician panels, the criteria for selection to our Physician Advisory Board will include recognized leadership in one's area of specialty and demographic diversity.



THE MD2PATIENT.COM WEB SITE



     In connection with the implementation of our web site, we intend to organize our healthcare content by medical specialty and topic. We intend to add medical specialties and topic areas as our physician panels or Physician Advisory Board members deem appropriate. As of the date of this prospectus, we have not completed the development of our site and no healthcare content or services are available to our physician subscribers or their patients.



     We also plan to offer to our physician subscribers content and services that will assist them in the day-to-day management and operation of their practices. These content and service offerings, if any, will be reviewed by our Physician Advisory Board and/or physician panels before they are made available on or through our web site.



THIRD PARTY BUSINESS RELATIONSHIPS



     We will seek to enter into business relationships with third parties for most of the healthcare content and services to be included on or through our web site. We believe these relationships will benefit both our organization and these third parties by providing the third parties with direct access to our physician subscribers and their patients. As of the date of this prospectus, we do not presently have any such business relationships; however, we have commenced the process of identifying potential third parties for this purpose.



PHYSICIAN SUBSCRIPTIONS TO OUR WEB SITE



     To utilize all of the features of our web site, a physician user must become a subscriber to our web services. We will require each subscriber to provide his or her name, practice information and physician license number. The information provided by the physicians will be secured on our web site through transfer encryption technology and a firewall server.



     Subscriptions will be sold for three years of service. Physicians will have the option of paying a lump sum of $1,000 for all three years or an annual fee paid in three (3) installments of $400. In either case, the subscription fees must be paid in advance. As of January 1, 2000, we had 259 physician subscribers to our web site, of which 139 received their subscriptions for free in connection with their participation as investors in our private placement of Series A Convertible Preferred Stock.

COMPETITION



     Due to the rapid expansion of the Internet, the market for Internet services and products is intensely competitive and rapidly changing. There are no substantial barriers to entry in the Internet market, and we expect that competition will continue to intensify. We will compete, directly and indirectly, for subscribers, users and advertisers with other on-line services or web sites targeted to the healthcare industry generally, including WebMD.com, Medscape.com and drkoop.com.



     We believe the principal competitive factors in attracting and retaining physician subscribers and their patients are the depth, reliability and trustworthiness of our healthcare content and services, as well as the value derived from our web site's content and services, such as saving time, improving the quality of outcomes and services and contributing financial benefit to a physician's practice. We believe that the principal competitive factors that will attract and retain advertisers, third party vendors, and other potential sources of revenue include:


     - Long-term commitment by physicians;


     - The amount of success that physicians and their staffs have in directing patients to use their web pages on our web site;


     - Depth and penetration of our base of physician subscribers in certain markets;


     - Continued growth of our base of physician subscribers and patient users; and



     - Generating repeat visits to our web site from physicians, their staffs and their patients.


SALES AND MARKETING


     We have a direct sales organization consisting of nine sales professionals, with an average of 19 years of healthcare and sales experience. We anticipate that as we expand our operations we will hire additional sales professionals with a focus on selling Internet subscriptions to physicians. We generally seek to hire individuals with significant experience selling to physicians and working with physicians' staffs.



     We are engaged in a sales campaign focused on attracting new physician subscribers and increasing awareness of the md2patient.com brand. We will use a combination of direct sales efforts, including direct mail and telemarketing, and indirect media based activities, including on-line activities. We will also participate in tradeshows, conferences and speaking engagements focused on physician associations and trade groups. We plan to allocate significant resources to market the md2patient.com brand to the physician's office, their staff and their patients.



     We have identified our top 50 target markets and are in the process of arranging and making presentations to physicians in those markets regarding the development of our web site and the opportunity to subscribe for our Internet services. Each presentation is made in-person by one or more of our sales professionals. Physicians are invited to the presentations through the direct marketing efforts of our sales professionals or by physicians, most of whom are existing subscribers for our Internet services. To date we have not engaged in any local or national advertising campaigns. We have spent less than $50,000 to date on marketing activities, but we intend to spend significantly more on such activities as we expand our operations over the next 12 months.

PLAN OF OPERATION



     For a discussion of our plan of operation for the fiscal year 2000, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."


GOVERNMENT REGULATION


     Currently, we are not subject to substantial government regulation at the federal or state level. Although there are currently relatively few laws or regulations directly applicable to communications or commerce over the Internet, several proposals by federal, state and foreign governments may lead to laws or regulations concerning various aspects of the Internet, including privacy and the collection and use of personal information on-line. If these governments adopt legislation protecting user privacy or the collection of personal information, our ability to collect or use personal information could become limited, which could make our web site less attractive to advertisers and sponsors. In addition, several proposals have been made at the federal, state and local level and by some foreign governments that could impose taxes on the sale of goods and services and other Internet activities. We cannot predict the effect of current attempts at taxing or regulating commerce over the Internet. Any legislation that substantially impairs the growth of e-commerce could have a material adverse effect on our business or delay the implementation of our business strategy.


     The applicability to the Internet of existing laws is uncertain. If new laws are adopted or existing laws or applied in an unforeseen manner, use of the Internet may decrease, which could decrease the demand for our services and increase our cost of doing business.


INTELLECTUAL PROPERTY



     We currently have two pending trademark applications filed with the United States Patent and Trademark Office, one for md2patient.com(TM) and one for md2patient.com(TM). At this point in time, we are unable to predict whether the United States Patent and Trademark Office will allow these applications to proceed to registration.



     We expect that we will obtain most of our content and service offerings under licenses or other agreements with third parties. We expect to enter into confidentiality agreements with our employees, consultants, vendors and customers. We will generally seek to control access to and distribution of our technology, documentation and other proprietary information. We currently hold the domain name md2patient.com, however, the legal status of intellectual property on the Internet is currently subject to various uncertainties. The current system for registering, allocating and managing domain names has been the subject of litigation and proposed regulatory reform. Accordingly, the extent of our ability to protect the domain name md2patient.com is uncertain.



     We will rely on a variety of technology that we license from third parties, including our Internet servers and server software, which will be used in our web site to perform key functions. We cannot assure you that these third party technology licenses will be available to us on commercially reasonable terms. The loss of or our inability to maintain or obtain upgrades to any of these technology licenses could materially adversely affect our business or delay the implementation of our business strategy. In addition, because we expect to license most of our content from third parties, our exposure to copyright infringement actions may increase because we must rely upon these third parties for information as to the origin and ownership of our licensed content.

EMPLOYEES


     As of January 1, 2000, we had 16 full-time employees, none of whom is represented by a labor union or covered by a collective bargaining arrangement. We believe that our employee relations are good.


FACILITIES


     Our principal executive offices are currently located at 501 Corporate Centre Drive, Suite 200, Franklin, Tennessee. The office space occupies approximately 10,000 square feet and is leased pursuant to a lease that has a three year term commencing in the first quarter of 2000 with an option to renew for an additional five years. We believe that this space will meet our current needs and will also allow for our future growth.


LEGAL PROCEEDINGS


     There are no claims or proceedings pending or threatened against us. However, from time to time, we may be involved in litigation relating to claims arising out of our operations or regulatory proceedings. We may also be subject to third-party claims for defamation, negligence, copyright or trademark infringement or other claims based on the nature and content of information supplied on or through our web site.

                                   MANAGEMENT


     The following table sets forth information with respect to our executive officers and directors as of January 1, 2000.


OUR DIRECTORS AND EXECUTIVE OFFICERS


NAME                                         AGE               POSITION
----                                         ---               --------
Rock A. Morphis............................  41    Chairman of the Board
John E. Blount.............................  48    President and Director
Thomas A. Gallagher........................  42    Executive Vice President of
                                                     Business Development and
                                                     Director
James G. Petway, Jr........................  42    Executive Vice President and
                                                     Chief Financial Officer
Albert Rodewald............................  50    Executive Vice President, Chief
                                                     Technology Officer and Director



     Rock A. Morphis has served as a Director of md2patient.com since its incorporation in July 1999 and as Chairman of the Board since January 1, 2000. In addition, Mr. Morphis is a founder and Director of Heritage Group, LLC, a company that develops and manages physician-owned healthcare projects. He is the current Chairman, President and Chief Executive Officer of Heritage Health Systems, Inc., a company that operates physician-owned independent practice associations (IPAs) and manages capitated reimbursement risk, which he co-founded in August 1992, and has served as its CEO since September 1995. From January 1994 until June 1995, Mr. Morphis served as Chairman of the Board, Chief Executive Officer and President of Surgical Health Corporation, a company that developed, owned and operated outpatient surgery centers. From 1991 until 1994, Mr. Morphis served as President, Chief Executive Officer and Chairman of Heritage Surgical Corporation, also a company that developed, owned and operated outpatient surgery centers. From 1986 until 1991, Mr. Morphis was co-founder and Managing Director of Heritage Group, Inc., a firm that specialized in partnering with physicians to own and operate imaging centers, surgery centers, and lithotripsy units. A graduate of the University of Tennessee, Mr. Morphis holds a B.S. in accounting. Mr. Morphis has 16 years of health industry experience.



     John E. Blount has served as President and Director of md2patient.com since its incorporation in July 1999. In addition, Mr. Blount is a founder and Director of Heritage Group, LLC, a company that develops and manages physician-owned healthcare projects. Mr. Blount is currently serving as a Director of Heritage Health Systems, Inc., a company that operates physician-owned independent practice associations (IPAs) and manages capitated reimbursement risk, and has served as such since co-founding that company in August 1992. Mr. Blount served as Executive Vice President and Secretary of Heritage Health Systems, Inc. from May 1995 to December 1998. From January 1994 until December 1995, Mr. Blount served as Executive Vice President of Development of Surgical Health Corporation, a company that developed, owned and operated outpatient surgery centers. Mr. Blount served as a Director of Heritage Surgical Corporation, also a company that developed, owned and operated outpatient surgery centers, since its founding in 1991 and as Executive Vice President of such company from 1991 to 1994. From 1986 until 1991, Mr. Blount was co-founder and Managing Director of Heritage Group, Inc. a firm that specialized in partnering with physicians to own and operate imaging centers, surgery centers, and lithotripsy units. A graduate of Duke University, Mr. Blount also holds an M.B.A. from the University of North Dakota and a Masters Degree in Health Administration from the Medical College of Virginia. Mr. Blount has 22 years of health industry experience.



     Thomas A. Gallagher has served as a Director of md2patient.com since its incorporation in July 1999 and as Executive Vice President of Business Development since January 1, 2000. In addition, Mr. Gallagher is a founder and Director of Heritage Group, LLC, a company that develops and manages physician-owned healthcare projects. He served as Executive Vice President, Chief Development Officer and a Director of Heritage Health Systems, Inc., a company that operates physician-owned independent practice associations (IPAs) and manages capitated reimbursement risk, which he co-founded in August 1992, from September 1995 through December 1999. Mr. Gallagher served as Chief Executive Officer and President of Heritage Health Systems, Inc. from January 1994 to September 1995. Between April 1992 and January 1994, Mr. Gallagher served as Executive Vice President and Chief Financial Officer of Heritage Surgical Corporation, a company that developed, owned and operated outpatient surgery centers. Prior to joining Heritage Surgical Corporation, Mr. Gallagher was a General Partner in two venture funds: Lawrence Tyrrell Ortale and Smith I & II. Mr. Gallagher holds an M.B.A. from Vanderbilt University's Owen Graduate School of Business and a B.S. in accounting from the University of Tennessee. Mr. Gallagher has 15 years of health industry experience.



     James G. Petway, Jr. has served as Executive Vice President and Chief Financial Officer of md2patient.com since January 1, 2000. Prior to joining md2patient.com, Mr. Petway was a partner with Arthur Andersen, LLP and had been with the firm since 1979. A graduate of the University of Tennessee, Mr. Petway holds a B.S. in Accounting and is a certified public accountant. Mr. Petway has 20 years of public accounting experience, during which time he served numerous clients in the healthcare, technology and software industries.



     Albert Rodewald has served as Executive Vice President, Chief Technology Officer and a Director of md2patient.com since its incorporation in July 1999. In addition, Mr. Rodewald is a founder and Director of Heritage Group, LLC, a company that develops and manages physician-owned healthcare projects. Mr. Rodewald is also currently serving as Chairman of the Board and Director of Interlogics, Inc., a developer of software for the workers' compensation industry. From co-founding ProSeed, LLC, a developer of prostate cancer treatment centers, in 1996 until its sale in 1998, Mr. Rodewald served as its Director and Vice President of Development. As a co-founder of Heritage Health Systems, Inc., a company that operates physician-owned independent practice associations (IPAs) and manages capitated reimbursement risk, Mr. Rodewald served as a Director of that company from 1992-1995. Mr. Rodewald is a co-founder of Heritage Surgical Corporation, a company that developed, owned and operated outpatient surgery centers, and served as its director and Vice President of Facility Development from 1991-1994. From 1986 to 1991, he was a co-founder and Managing Director of Heritage Group, Inc. a firm that specialized in partnering with physicians to own and operate imaging centers, surgery centers, and lithotripsy units. A graduate of the University of Wisconsin, Mr. Rodewald holds an MS from City University of New York. Mr. Rodewald has 28 years of health industry experience.

EXECUTIVE COMPENSATION



     The following table contains information in summary form concerning the compensation paid to our principal executive officer during the year ended December 31, 1999 and the compensation paid to our other executive officers to whom we paid more than $100,000 during the year ended December 31, 1999.



                           SUMMARY COMPENSATION TABLE



                                                            LONG TERM
                                                       COMPENSATION AWARDS
                                                     -----------------------
                                                     RESTRICTED   SECURITIES       ALL          2000
                                                       STOCK      UNDERLYING      OTHER        ANNUAL
NAME AND PRINCIPAL POSITION     SALARY     BONUS      AWARD(S)     OPTIONS     COMPENSATION    SALARY
---------------------------    --------   --------   ----------   ----------   ------------   --------
John E. Blount..........       $102,083         --          --           --            --     $175,000
  President
Albert Rodewald.........       $102,083         --          --           --            --     $175,000
  Executive Vice President



EMPLOYMENT AGREEMENTS



     We have entered into employment agreements with Messrs. Blount, Gallagher, Petway and Rodewald as of January 1, 2000. The terms of these employment agreements expire on January 1, 2002, subject to automatic one-year renewals thereafter. md2patient.com may terminate these employment agreements at any time. Each employment agreement provides that in the event md2patient.com terminates the executive's employment without "cause," as defined therein, the executive shall continue to receive his then current salary as a severance payment for a period of one year following such termination.



     The employment agreements entitle Messrs. Blount, Gallagher, Petway and Rodewald to annual base salaries of $175,000 and also provide that our Board of Directors may grant a bonus from time to time to each executive. In addition, the employment agreements provide that each executive will be granted a restricted stock award of 2,000,000 shares of our Common Stock, which vests ratably over a five-year period. Pursuant to this requirement, we entered into restricted stock award agreements with each of these four executive officers. The vesting periods under the restricted stock awards began as of July 1, 1999 for Messrs. Blount and Rodewald and as of January 1, 2000 for Messrs. Gallagher and Petway.



     Each of the employment agreements prohibits the executive's disclosure and use of confidential information and restricts, for a period of 12 months following termination of employment, the executive's competition with us or disclosure of our proprietary information.



2000 LONG-TERM INCENTIVE PLAN



     On January 13, 2000, our Board of Directors adopted the 2000 Long-Term Incentive Plan, which was approved by our shareholders on January 13, 2000. A summary of the Incentive Plan is set forth below and is qualified in its entirety by reference to the full text of the Incentive Plan, a copy of which is included as an exhibit to the registration statement of which this prospectus is a part.

     The purpose of the Incentive Plan is to promote the success, and enhance the value, of md2patient.com by linking the personal interests of employees, officers, consultants and directors to those of the shareholders, and by providing such persons with an incentive for outstanding performance.



     The Incentive Plan authorizes the granting of awards to our employees, officers, consultants and directors in the following forms:



     - Incentive Stock Options (ISOs) to purchase shares of our Common Stock;


     - Non-Qualified Stock Options (NQSOs) to purchase shares of our Common
       Stock;


     - Stock Appreciation Rights (SARs);


     - Performance Units;


     - Restricted Stock;


     - Dividend Equivalent Rights; and


     - Other stock-based awards.



     Subject to adjustment as provided in the Incentive Plan, the aggregate number of shares of Common Stock reserved and available for Awards or which may be used to provide a basis of measurement for or to determine the value of an Award, such as with a SAR or Performance Share, is 10,000,000. The maximum number of shares of Common Stock with respect to one or more Options and/or SARs that may be granted during any one calendar year under the Incentive Plan to any one participant is 2,000,000. The maximum fair market value of any Awards other than Options and SARs that may be received by a participant, less any consideration paid by the participant for such Award, during any one calendar year under the Incentive Plan is $100,000.



     The Incentive Plan is administered by our Board of Directors, or the Compensation Committee of the Board of Directors, when appointed, which has the power, authority and discretion to: designate participants; determine the type or types of Awards to be granted to each participant and the terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Incentive Plan; and make all other decisions and determinations that may be required under, or as it deems necessary or advisable to administer, the Incentive Plan. The Board or the Compensation Committee of the Board may, at any time and from time to time, terminate, amend or modify the Incentive Plan without shareholder approval. No termination, amendment, or modification of the Incentive Plan may adversely affect any Award previously granted under the Incentive Plan, without the consent of the participant.



     Upon the participant's death or disability during his or her employment or his or her service as a director, all outstanding Options, SARs, and other Awards in the nature of rights that may be exercised will become fully vested and exercisable and all restrictions on outstanding Awards will lapse. In addition, in the event of a Change in Control of md2patient.com (as defined in the Incentive Plan), all outstanding Options, SARs, and other Awards in the nature of rights that may be exercised will become fully vested and exercisable and all restrictions on all outstanding Awards will lapse. Unexercised or restricted Awards generally will not be assignable or transferable by a participant other than by will or the laws of descent and distribution or, except in the case of an ISO, pursuant to a qualifying domestic relations order.



     Pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, we may not deduct compensation in excess of $1.0 million paid to our principal executive officer and the four next most highly compensated executive officers. The Incentive Plan is designed to comply with Section 162(m) of the Internal Revenue Code so that the grant of Options and SARs under the Incentive Plan, and other Awards, such as Performance Shares, that are conditioned on the performance goals described in the Incentive Plan, will be excluded from the calculation of annual compensation for purposes of Section 162(m) and will be fully deductible.


BOARD OF DIRECTORS AND COMMITTEES

     We intend to expand the size of our Board of Directors to include no less than two of our physician subscribers and no less than two independent non-physician directors.

     We also intend to establish an Audit Committee of our Board of Directors. The Audit Committee will be responsible for reviewing our external audit procedures and internal accounting controls and recommending the engagement of our independent auditors.

DIRECTOR COMPENSATION

     Our directors do not currently receive any compensation for serving as directors. However, we anticipate implementing a stock-based compensation program for non-employee directors prior to completion of this offering. Additionally, we reimburse directors for out-of-pocket expenses they incur in attending Board meetings or Board committee meetings in their capacities as directors.


     We have entered into a restricted stock award agreement with our Chairman of the Board, Rock A. Morphis, pursuant to which Mr. Morphis has been granted a restricted stock award of 2,000,000 shares of our Common Stock, which vests ratably over a five-year period commencing January 1, 2000.


LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION


     As permitted under Georgia law, our Articles of Incorporation provide that a director shall not be personally liable to md2patient.com or its shareholders for monetary damages for breach of the duty of care or any other duty owed to the corporation as a director, except liability for any of the following:


     - any appropriation, in violation of his duties, of any business opportunity of the corporation,

     - for acts or omissions which involve intentional misconduct or a knowing violation of law,

     - for unlawful corporate distributions, or

     - for any transaction from which the director received an improper personal benefit.

     Under our Bylaws, we are required to indemnify our directors to the full extent permitted by Georgia law. Georgia law provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement, and reasonable expenses, including attorney's fees, resulting from various types of legal actions or proceedings, including, but not limited to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal, if the actions of the party being indemnified meet the standards of conduct specified therein. Determination concerning whether or not the applicable standard of conduct has been met can be made by the following:

     - the Board of Directors by a majority vote of all the disinterested directors, if there are at least two disinterested directors;

     - a majority vote of a committee of two or more disinterested directors;

     - special legal counsel; or

     - an affirmative vote of a majority of shares held by disinterested shareholders.


     No indemnification shall be made in connection with a proceeding by or in the right of md2patient.com, except for reasonable expenses incurred in connection with the proceeding if it is determined that the indemnitee has met the relevant standard of conduct. In addition, indemnification shall not be made in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     On July 30, 1999, we were formed as a wholly owned subsidiary of Heritage Group, LLC and we issued 50,000,000 shares of our Common Stock to Heritage Group, LLC for a purchase price of $100,000. Messrs. Blount, Gallagher, Morphis and Rodewald are the members of Heritage Group, LLC. At the time of such initial issuance, Heritage Group, LLC believed it could attract additional management employees and enter into strategic alliances with third parties through the limited liability company on a tax efficient basis. Heritage Group, LLC subsequently determined that it would be preferable to attract future employees through incentive plans to be adopted by md2patient.com and to enter into strategic alliances directly through md2patient.com. Accordingly, on November 23, 1999, Heritage Group, LLC effected a recapitalization pursuant to which 40,000,000 shares of Common Stock were returned to md2patient.com to be available for reissuance at the discretion of our Board of Directors.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of our capital stock as of January 14, 2000 by each person or entity who beneficially owns more than 5% of any class or series of our capital stock, each of our directors and executive officers, and all of our directors and executive officers as a group:



                                               SHARES BENEFICIALLY OWNED
                               ---------------------------------------------------------
                                                    SERIES A            SERIES B
                                                   CONVERTIBLE         CONVERTIBLE
                                 COMMON             PREFERRED           PREFERRED
NAME                             STOCK      %(1)      STOCK       %       STOCK       %
----                           ----------   ----   -----------   ---   -----------   ---
Heritage Group, LLC(2).......  10,000,000   39.0       --        --        --        --
John E. Blount(3)............  12,000,000   46.8       --        --        --        --
Thomas A. Gallagher(4).......  12,000,000   46.8       --        --        --
Rock A. Morphis(5)...........  12,000,000   46.8       --        --        --        --
James G. Petway, Jr.(6)......   2,000,000    7.8       --        --        --        --
Albert Rodewald(7)...........  12,000,000   46.8       --        --        --        --
All directors and executive
  officers as a group (5
  persons)...................  20,000,000   78.0       --        --        --        --


-------------------------


(1) Percentage calculations give effect to the issuance of 5,000,000 shares of Common Stock issuable upon conversion of currently outstanding shares of Series A Convertible Preferred Stock.



(2) Heritage Group, LLC's business address is 1913 21st Avenue South, Nashville, Tennessee 37212.



(3) Includes 10,000,000 shares owned by Heritage Group, LLC, of which Mr. Blount is a member. Mr. Blount disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Heritage Group, LLC. Includes 2,000,000 restricted shares issued pursuant to a restricted stock award agreement.



(4) Includes 10,000,000 shares owned by Heritage Group, LLC, of which Mr. Gallagher is a member. Mr. Gallagher disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Heritage Group, LLC. Includes 2,000,000 restricted shares issued pursuant to a restricted stock award agreement.



(5) Includes 10,000,000 shares owned by Heritage Group, LLC, of which Mr. Morphis is a member. Mr. Morphis disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Heritage Group, LLC. Includes 2,000,000 restricted shares issued pursuant to a restricted stock award agreement.



(6) Represents restricted shares issued pursuant to a restricted stock award agreement.



(7) Includes 10,000,000 shares owned by Heritage Group, LLC, of which Mr. Rodewald is a member. Mr. Rodewald disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Heritage Group, LLC. Includes 2,000,000 restricted shares issued pursuant to a restricted stock award agreement.

                          DESCRIPTION OF CAPITAL STOCK


     The following description of our capital stock is a summary of the material terms of our Common Stock and our Series A and Series B Convertible Preferred Stock and is qualified in its entirety by reference to the full text of our Articles of Incorporation which are included as an exhibit to the registration statement of which this prospectus is a part.



     The total number of shares of stock of all classes that we have authority to issue is 600,000,000 shares, consisting of: (1) 300,000,000 shares of Common Stock, par value $.01 per share; and (2) 300,000,000 shares of Preferred Stock, of which 50,000,000 shares are designated as Series A Convertible Preferred Stock, par value $.01 per share, and 50,000,000 shares are designated as Series B Convertible Preferred Stock, par value $.01 per share. As of January 14, 2000, there were outstanding 20,627,500 shares of our Common Stock, 5,000,000 shares of our Series A Convertible Preferred Stock and no shares of our Series B Convertible Preferred Stock. In addition, as of January 14, 2000, there were outstanding warrants to purchase 1,000,000 shares of our Series A Convertible Preferred Stock.


COMMON STOCK

     Our Common Stock is subject to all of the rights, privileges, preferences and priorities of the Preferred Stock set forth in our Articles of Incorporation.


     Dividends may be paid on the Common Stock, and on any other class or series of stock entitled to participate with Common Stock as to dividends, when and as declared by our Board of Directors.



     In the event of any dissolution, liquidation, or winding up of md2patient.com, the holders of Common Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are entitled to participate equally in the distribution of any assets remaining after we have paid all of our debts and liabilities and after we have paid the preferential amounts summarized below in the description of our Series A and Series B Convertible Preferred Stock.



     Each holder of Common Stock is entitled to cast one vote for each share of Common Stock held upon any matter submitted to a vote of our stockholders, including the election of directors.



     During the 180-day period following our first Qualified Public Offering (as defined below), shares of Common Stock other than those sold in the Qualified Public Offering may not be transferred or re-sold without our prior written consent. However, this restriction does not prohibit the following transfers:



     - as a bona fide gift, provided the person receiving the gift agrees to the same transfer restriction,



     - as a distribution to the partners, members or shareholders of a Common Stock holder, provided that the persons receiving the distribution agree to the same transfer restriction, or



     - to members of the immediate family of a holder of Common Stock, provided that the family members agree to the same transfer restriction.

SERIES A AND SERIES B CONVERTIBLE PREFERRED STOCK


     Except as required by law and except for any Corporate Transaction (as defined below) submitted to a vote of our shareholders, holders of shares of Series A and Series B Convertible Preferred Stock do not have any voting rights whatsoever. With respect to any Corporate Transaction submitted to a vote of our shareholders, (1) each holder of shares of Series A or Series B Convertible Preferred Stock is entitled to cast one vote for each share of Series A or Series B Convertible Preferred Stock held and (2) the holders of shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Common Stock vote together and not as separate classes or series.



     The holders of shares of Series A or Series B Convertible Preferred Stock are entitled to participate equally in all dividends paid on Common Stock, except that if dividends on Common Stock are payable in shares of Common Stock,
(1) the corresponding dividends to be paid on Series A Convertible Preferred Stock must be paid in shares of Series A Convertible Preferred Stock and (2) the corresponding dividends to be paid on Series B Convertible Preferred Stock must be paid in shares of Series B Convertible Preferred Stock.



     In the event of any liquidation, dissolution or winding up of md2patient.com, each holder of shares of Series A or Series B Convertible Preferred Stock then outstanding is entitled to be paid, before any payment is made to holders of Common Stock, an amount equal to the price paid to md2patient.com for the initial issuance of such shares of Series A or Series B Convertible Preferred Stock Convertible Preferred Stock (the "Convertible Preferred Stock Liquidation Preference"). If the assets to be distributed are insufficient to permit the payment in full of the Convertible Preferred Stock Liquidation Preference, then all of the assets available for distribution will be distributed to holders of Series A and Series B Convertible Preferred Stock pro rata in proportion to the full Convertible Preferred Stock Liquidation Preference each holder would otherwise be entitled to receive. After the payment in full of the Convertible Preferred Stock Liquidation Preference, the holders of Common Stock then outstanding are entitled to be paid an amount per share of Common Stock equal to the Convertible Preferred Stock Liquidation Preference divided by the total number of then outstanding shares of Series A and Series B Convertible Preferred Stock. If the assets available for distribution are insufficient to permit the payment in full of the amount referred to in the immediately preceding sentence, then all assets will be paid to the holders of Common Stock pro rata based on the number of shares of Common Stock they hold. After payment in full of this amount to the holders of Common Stock, all remaining assets will be distributed to the holders of shares of Common Stock and to the holders of shares of Series A and Series B Convertible Preferred Stock pro rata based on the number of shares of Common Stock and/or Series A and Series B Convertible Preferred Stock they hold.



     However, if the foregoing manner of distribution would result in payment with respect to any share of Series A or Series B Convertible Preferred Stock (an "Affected Preferred Share") being less than the amount payable with respect to each share of Common Stock, then the aggregate amount that would have been payable with respect to all Affected Preferred Shares plus the aggregate amount that would have been payable with respect to all shares of Common Stock will instead be paid to the holders of Affected Preferred Shares and to the holders of shares of Common Stock pro rata based on the number of Affected Preferred Shares and/or shares of Common Stock they hold.

     In the case of any Corporate Transaction (as defined below), each holder of shares of Series A or Series B Convertible Preferred Stock will have the right to receive the same consideration that a holder of an equal number of shares of Common Stock would be entitled to receive pursuant to the Corporate Transaction. However, if the consideration so payable to any holder of Series A or Series B Convertible Preferred Stock is not at least equal in value to the Convertible Preferred Stock Liquidation Preference of his or her shares of Series A or Series B Convertible Preferred Stock, then the Corporate Transaction shall instead be treated as a liquidation and payments will be made in accordance with the procedure described in the preceding two paragraphs. In addition, any consideration payable with respect to shares of Series B Convertible Preferred Stock pursuant to a Corporate Transaction may be made payable on a delayed basis over the same period of time as is described below with respect to the automatic conversion of shares of Series B Convertible Preferred Stock.



     The term "Corporate Transaction" means (1) any consolidation, merger of or share exchange by md2patient.com, other than any merger, consolidation or share exchange not resulting in a change of control of md2patient.com or (2) any sale or other disposition by md2patient.com of all or substantially all of its assets to a third party.



     Any holder of shares of Series A Convertible Preferred Stock may at any time convert all or any number of his or her shares into shares of Common Stock on a one-for-one basis. In addition, all shares of Series A Convertible Preferred Stock automatically convert into shares of Common Stock on a one-for-one basis upon the closing of a Qualified Public Offering (as defined below).



     The term "Qualified Public Offering" means an underwritten public offering of Common Stock in which at least $10,000,000 worth of our Common Stock is sold at a price of not less than $1.00 per share.



     Outstanding shares of Series B Convertible Preferred Stock automatically convert into shares of Series A Convertible Preferred Stock, on a one-for-one basis, at the rate of one-third per year on each anniversary of their date of issuance. Each one-third calculation is applied per holder of applicable shares with respect to the aggregate number of applicable shares held, rounding up to the nearest whole share. Shares of Series B Convertible Preferred Stock will only be converted on an anniversary of their date of issuance and no pro rata adjustments will be made to allow for conversions on any day other than an anniversary of the date of issuance. If we complete a Qualified Public Offering, shares of our Series B Convertible Preferred Stock will automatically become convertible into shares of our Common Stock on the same terms that they are presently convertible into shares of our Series A Convertible Preferred Stock.



     A holder of Series A or Series B Convertible Preferred Stock may not transfer or otherwise re-sell any shares of Series A or Series B Convertible Preferred Stock without our prior written consent.


UNDESIGNATED PREFERRED STOCK


     There are 200,000,000 shares of undesignated (or "blank check") Preferred Stock authorized by our Articles of Incorporation. Our Board of Directors has the authority, without obtaining prior shareholder approval, to issue shares of undesignated Preferred Stock in one or more classes or series and to determine the dividend rights, conversion rights, liquidation preferences, voting rights, redemption rights, number of shares constituting any class or series and other rights, terms and designations of such classes or series. Such issuances may dilute or otherwise adversely affect the economic, ownership and other rights and interests of the holders of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Common Stock.


WARRANTS


     As of January 14, 2000, there were outstanding warrants to purchase 1,000,000 shares of our Series A Convertible Preferred Stock. If we complete a Qualified Public Offering, then the warrants will automatically become exercisable for shares of our Common Stock on the same terms that they are presently exercisable for shares of our Series A Convertible Preferred Stock. The shares issuable upon exercise of the warrants are referred to herein as the "Warrant Shares." The exercise price of the warrants is $1.00 per Warrant Share. The warrants are exercisable at any time during the period from November 18, 2000 to November 18, 2004. Upon exercise of a warrant, in lieu of paying the warrant exercise price in cash, the holder of the warrant may elect to receive a lesser number of Warrant Shares that have a value equal to the difference between the fair market value of the Warrant Shares at the time of exercise and the aggregate exercise price.


                        SHARES ELIGIBLE FOR FUTURE SALE

COMMON STOCK


     As of January 14, 2000, there were outstanding an aggregate of 20,627,500 shares of Common Stock that were issued in private transactions in reliance on exemptions from the registration requirements of the federal securities laws. These shares of Common Stock are considered restricted securities under Rule 144 promulgated under the Securities Act of 1933. Accordingly, absent registration for re-sale, these shares may only be re-sold publicly in reliance on and subject to the limitations set forth in Rule 144, which are described below.



     Under the terms of our Articles of Incorporation, during the 180-day period following a Qualified Public Offering, no holder of shares of our Common Stock may sell, assign or transfer any of such shares without our prior written consent.


SERIES A CONVERTIBLE PREFERRED STOCK


     We have issued and sold an aggregate of 5,000,000 shares of our Series A Convertible Preferred Stock in private transactions in reliance on exemptions from the registration requirements of the federal securities laws. These shares are also considered restricted securities under Rule 144. Although Rule 144 would permit public re-sales of these shares subject to the limitations of Rule 144 described below, our Articles of Incorporation provide that no holder of shares of our Series A Convertible Preferred Stock may sell, assign or transfer any of such shares without our prior written consent.



     The Series A Convertible Preferred Stock distributed in this offering will be unrestricted for purposes of the federal securities laws and will not be subject to Rule 144. However, our Articles of Incorporation provide that no holder of shares of Series A Convertible Preferred Stock may sell, assign or transfer any of such shares without our prior written consent.

SERIES B CONVERTIBLE PREFERRED STOCK

     The Series B Convertible Preferred Stock distributed in this offering will be unrestricted for purposes of the federal securities laws and will not be subject to Rule 144. However, our Articles of Incorporation provide that no holder of shares of Series B Convertible Preferred Stock may sell, assign or transfer any of such shares without our prior written consent.

SALES FOLLOWING CONVERSION OF SERIES A OR SERIES B CONVERTIBLE PREFERRED STOCK


     Shares of our Series A Convertible Preferred Stock are convertible at any time at the option of the holder into shares of Common Stock and automatically convert to Common Stock upon the closing of a Qualified Public Offering. Furthermore, shares of our Series B Convertible Preferred Stock automatically convert at the rate of one-third per year into shares of Series A Convertible Preferred Stock, if the conversion date occurs prior to a Qualified Public Offering, or Common Stock, if the conversion date occurs after a Qualified Public Offering.


     Under the federal securities laws, shares issued upon any such conversion will retain the status of the shares converted for purposes of determining whether or not the shares issued upon conversion are restricted. Accordingly, shares issued upon conversion of shares that are considered restricted under Rule 144 will also be restricted under Rule 144. Similarly, shares issued upon conversion of unrestricted securities will also be unrestricted under Rule 144.


     Furthermore, if the shares issued upon conversion are shares of Common Stock, such shares will be subject to the 180-day lock-up period following a Qualified Public Offering, as discussed above. If the shares issued upon conversion are shares of Series A Convertible Preferred Stock, such shares will be subject to the restriction against transfer provided in our Articles of Incorporation, as discussed above.


SALES UNDER RULE 144


     Rule 144 provides that a person holding restricted securities for a period of at least one year may sell such securities in brokerage transactions in an amount not to exceed in any three-month period 1% of the total outstanding number of shares of that class of securities. Because there is no public market for any of our securities, it will be impossible to sell restricted securities through brokerage transactions. However, Rule 144(k) provides that a person who is a "non-affiliate" of md2patient.com and who has held restricted securities for over two years is not subject to these manner of sale and volume limitations as long as the other conditions of Rule 144 are met. Therefore, until we complete a Qualified Public Offering, Rule 144(k) is the only alternative provided for in Rule 144 pursuant to which a shareholder could publicly sell restricted securities.

                              PLAN OF DISTRIBUTION


     We are offering a minimum of 10,000,000 and a maximum of 38,500,000 shares of our Series B Convertible Preferred Stock and up to 2,000,000 shares of our Series A Convertible Preferred Stock. We have entered into an agreement with WR Hambrecht, pursuant to which WR Hambrecht has agreed to assist in the sale, as our agent, of up to 38,500,000 shares of our Series B Convertible Preferred Stock and up to 2,000,000 shares of our Series A Convertible Preferred Stock. WR Hambrecht is not required to sell, as our agent, a specific number or dollar amount of shares in the offering, or to purchase any of the shares in the offering for its own account or for the accounts of others.



     We intend to sell the shares of Series A and Series B Convertible Preferred Stock offered hereby to investors who have subscribed for our web services. After the Commission declares the registration statement relating to this offering effective, each physician who registers with or subscribes to our web site will be given access to the prospectus filed with the Commission relating to the Series B Convertible Preferred Stock in a password-protected, segregated area of the web site of WR Hambrecht. In addition, certain of the physicians who subscribe to our web site will also be given access through the WR Hambrecht site to the prospectus filed with the Commission relating to both the Series A and Series B Convertible Preferred Stock. We intend to offer the shares of Series A Convertible Preferred Stock through WR Hambrecht as our agent to those physicians that we determine have played or will play an important role in the development or market acceptance of our web site.



     To participate in the offering of either the Series A or Series B shares, investors will be required to open a brokerage account with WR Hambrecht with an initial minimum deposit of $3,000. After opening an account with WR Hambrecht, a prospective investor will be permitted to purchase the shares offered hereby in the appropriate password-protected, segregated area of WR Hambrecht's web site provided that he or she has subscribed to our web site. WR Hambrecht will deposit all payments it accepts as our agent into an interest bearing escrow account at SunTrust Bank by noon of the next business day. Once we receive payments for at least 10,000,000 shares of Series B Convertible Preferred Stock and SunTrust Bank notifies us that it has received, as escrow agent, cash or cleared funds in full payment for the purchase of those shares, we will conduct an initial closing. At the initial closing, all payments for shares of Series A and Series B Convertible Preferred Stock received in the escrow account up to that point, minus the amount of any sales commissions owed to WR Hambrecht, will be disbursed to us. If we have not received payments for at least 10,000,000 shares of Series B Convertible Preferred Stock by December 31, 2000, all payments will be promptly refunded in full with interest and without deducting any expenses. Until such time as the escrow agent has released their payments to us, investors will not be deemed shareholders. The escrow agent will hold the payments in escrow for the benefit of the investors and the funds will not be subject to our creditors. During the period of escrow, investors will not be entitled to a refund of their payments. Following the initial closing, we will hold additional interim closings at such times as we agree upon with WR Hambrecht until all of the shares in this offering have been purchased or until December 31, 2000, whichever occurs first. At such interim closings, all payments for shares of Series A and Series B Convertible Preferred Stock received in the escrow account since the immediately preceding closing, minus the amount of any sales commissions owed to WR Hambrecht, will be disbursed to us.



     To participate in the offering of Series B Convertible Preferred Stock, investors must purchase a minimum of 3,000 shares of Series B Convertible Preferred Stock. In addition, investors must purchase the Series B Convertible Preferred Stock in increments of 1,000 shares. We will divide the number of shares of Series B Convertible Preferred Stock offered hereby into three tranches and will limit the number of shares that may be purchased by investors in each tranche as follows:



     - no more than 5,000 shares per investor until the first 10,000,000 shares have been sold;



     - no more than 4,000 shares per investor until the next 14,000,000 shares have been sold; and



     - no more than 3,000 shares per investor thereafter.



The following table illustrates these per investor purchase limits and the maximum number of investors that could participate in each tranche assuming each investor purchases the maximum number of shares allowed per investor:




                                                                       MAXIMUM NUMBER OF
                                                                     INVESTORS IN TRANCHE
                                           MAXIMUM NUMBER OF        (ASSUMING EACH INVESTOR
                                          SHARES OFFERED PER           PURCHASES MAXIMUM
TRANCHE                                        INVESTOR                NUMBER OF SHARES)
-------                               ---------------------------   -----------------------
First 10,000,000 shares.............             5,000                       2,000
Next 14,000,000 shares..............             4,000                       3,500
Last 14,500,000 shares..............             3,000                       4,833


     We intend to effect offers and sales of the shares in the offering through the delivery of this prospectus by WR Hambrecht, as our agent. The offering will be limited to those prospective investors who consent to receive a prospectus through electronic delivery in accordance with the procedures set forth in the segregated area of the web site of WR Hambrecht.



     If the minimum of 10,000,000 shares of Series B Convertible Preferred Stock are sold, WR Hambrecht will receive a commission in an amount equal to the greater of 3% of the aggregate sales price of the shares sold in the offering or $500,000. We have agreed to indemnify WR Hambrecht against specified liabilities, including liabilities under the Securities Act, or to contribute to payments that WR Hambrecht may be required to make in respect thereof.



     The expenses of the offering, exclusive of any sales commissions payable to WR Hambrecht, as placement agent, include the Commission registration fee, the NASD filing fee, printing expenses, legal fees and expenses, accounting fees and expenses, blue sky fees and expenses, transfer agent and registrar fees, and other miscellaneous fees. We estimate that these fees and expenses will be an aggregate of approximately $450,000. These fees and expenses are payable entirely by us.



     WR Hambrecht does not intend to act as a market maker for the Series B Convertible Preferred Stock or for the Series A Convertible Preferred Stock following this offering.



     We have not determined the offering price by negotiation with WR Hambrecht, as is customary in many initial public offerings. Instead, the offering price has been determined arbitrarily by our Board of Directors.

     WR Hambrecht is an investment banking firm formed as a limited liability company in February 1998. In addition to this offering, WR Hambrecht has engaged in the business of public and private equity investing and financial advisory services since its inception. The manager of WR Hambrecht, William R. Hambrecht, has 40 years of experience in the securities industry.


                                 LEGAL MATTERS


     The validity of the securities offered in this offering will be passed upon by Alston & Bird LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the placement agent by Bass, Berry & Sims PLC, Nashville, Tennessee.


                                    EXPERTS


     Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1999, and for the period from July 30, 1999 (date of inception) to December 31, 1999, as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed with the Securities and Exchange Commission in Washington, D.C. a Registration Statement on Form S-1 under the Securities Act with respect to the securities offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us and the securities offered by this prospectus, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the Commission maintains at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. You may obtain copies of all or any part of these materials from the Commission upon payment to the Commission of prescribed fees. You may also inspect these reports and other information without charge at a web site maintained by the Commission. The address of this site is http://www.sec.gov.


     Upon completion of this offering, we will become subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the Commission. Although we do not anticipate that we will send any of these reports to our stockholders, you will be able to inspect and copy these reports and other information at the public reference facilities maintained by the Commission and at the Commission's regional offices at the addresses noted above. You also will be able to obtain copies of this material from the Public Reference Section of the Commission as described above, or inspect them without charge at the Commission's web site.



     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering for sale, and seeking offers to buy, shares of our Preferred Stock only in jurisdictions where offers and sales are permitted.

                                MD2PATIENT, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-2
Balance Sheet...............................................  F-3
Statement of Operations.....................................  F-4
Statement of Stockholders' Equity...........................  F-5
Statement of Cash Flows.....................................  F-6
Notes to Financial Statements...............................  F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

MD2patient, Inc., formerly MDpathways, Inc.



     We have audited the accompanying balance sheet of MD2patient, Inc., formerly MDpathways, Inc. (a Company in the development stage) as of December 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from July 30, 1999 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MD2patient, Inc. at December 31, 1999, and the results of its operations and its cash flows for the period from July 30, 1999 (date of inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                              /s/ Ernst & Young LLP


January 14, 2000

Nashville, Tennessee

                                MD2PATIENT, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEET

                               DECEMBER 31, 1999



ASSETS
CURRENT ASSETS:
Cash........................................................  $4,025,058
Prepaid and other...........................................     107,168
                                                              ----------
     Total current assets...................................   4,132,226
Deferred offering costs.....................................     184,328
Computer software costs.....................................     259,283
Equipment and furniture.....................................      92,073
                                                              ----------
     Total assets...........................................  $4,667,910
                                                              ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses.......................  $  257,292
Deferred subscription fees..................................      80,333
                                                              ----------
     Total current liabilities..............................     337,625
Deferred subscription fees..................................     144,667
                                                              ----------
     Total liabilities......................................     482,292
                                                              ----------
STOCKHOLDERS' EQUITY:
Convertible preferred stock, $.01 par value, 300,000,000
  shares authorized;
  -- Series A Convertible; 50,000,000 shares designated;
     5,000,000 shares issued and outstanding (liquidation
  preference of $5,000,000 at December 31, 1999)............      50,000
  -- Series B Convertible; 50,000,000 shares designated;
     no shares issued and outstanding.......................          --
Common stock, $.01 par value, 300,000,000 shares authorized;
  10,000,000 shares issued and outstanding..................     100,000
Additional paid-in capital..................................   4,686,087
Deficit accumulated during development stage................    (650,469)
                                                              ----------
                                                               4,185,618
                                                              ----------
                                                              $4,667,910
                                                              ==========


The accompanying notes are an integral part of the financial statements.

                                MD2PATIENT, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF OPERATIONS
             FOR THE PERIOD FROM JULY 30, 1999 (DATE OF INCEPTION)

                           THROUGH DECEMBER 31, 1999



REVENUES:
Interest income.............................................  $    25,610
COSTS AND EXPENSES:
Selling, general and administrative.........................      676,079
                                                              -----------
  Net loss..................................................  $  (650,469)
                                                              ===========
Basic and diluted net loss per share........................  $     (0.07)
                                                              ===========
Basic and diluted weighted average shares outstanding.......   10,000,000
                                                              ===========


The accompanying notes are an integral part of the financial statements.

                                MD2PATIENT, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)

                       STATEMENT OF STOCKHOLDERS' EQUITY
             FOR THE PERIOD FROM JULY 30, 1999 (DATE OF INCEPTION)

                           THROUGH DECEMBER 31, 1999



                                                                                       DEFICIT
                       SERIES A CONVERTIBLE                                          ACCUMULATED
                          PREFERRED STOCK           COMMON STOCK        ADDITIONAL     DURING
                       ---------------------   ----------------------    PAID-IN     DEVELOPMENT
                         SHARES      AMOUNT      SHARES       AMOUNT     CAPITAL        STAGE        TOTAL
                       ----------   --------   -----------   --------   ----------   -----------   ----------
Inception, July 30,
1999.................         --    $    --             --   $     --   $       --    $      --    $       --
Issuance of common
  stock..............         --         --     10,000,000    100,000           --           --       100,000
Issuance of Series A
  Convertible
  Preferred Stock,
  net of expenses of
  $124,913 and
  subscription fees
  of $139,000........  5,000,000     50,000             --         --    4,526,087           --     4,576,087
Issuance of warrants
  on Series A
  Convertible
  Preferred Stock....         --         --             --         --      160,000           --       160,000
  Net loss...........         --         --             --         --           --     (650,469)     (650,469)
                       ---------    -------    -----------   --------   ----------    ---------    ----------
Balance, December 31,
  1999...............  5,000,000    $50,000     10,000,000   $100,000   $4,686,087    $(650,469)   $4,185,618
                       =========    =======    ===========   ========   ==========    =========    ==========


The accompanying notes are an integral part of the financial statements.

                                MD2PATIENT, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF CASH FLOWS
             FOR THE PERIOD FROM JULY 30, 1999 (DATE OF INCEPTION)

                           THROUGH DECEMBER 31, 1999



CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $ (650,469)
Adjustments to reconcile net loss to net cash used from
  operating activities:
  Change in assets and liabilities:
     Prepaid and other......................................    (107,168)
     Accounts payable and accrued expenses..................     257,292
     Deferred subscription fees.............................     225,000
                                                              ----------
       Net cash used in operating activities................    (275,345)
                                                              ----------
CASH FLOWS USED IN INVESTING ACTIVITIES:
Capital expenditures........................................    (351,356)
                                                              ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock....................................     100,000
Issuance of Series A Convertible Preferred Stock............   4,576,087
Issuance of warrants on Series A Convertible Preferred
  Stock.....................................................     160,000
Deferred offering costs.....................................    (184,328)
                                                              ----------
       Net cash provided by financing activities............   4,651,759
                                                              ----------
       Net increase in cash.................................   4,025,058
Cash, beginning of period...................................          --
                                                              ----------
Cash, end of period.........................................  $4,025,058
                                                              ==========


The accompanying notes are an integral part of the financial statements.

                                MD2PATIENT, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1999


1. ORGANIZATION AND NATURE OF BUSINESS


     MD2patient, Inc. ("the Company") is a Georgia corporation which was incorporated and capitalized by Heritage Group LLC ("Heritage") in July 1999 under the name of MDpathways, Inc. The Company changed its name to MD2patient, Inc. in December 1999. The Company is developing a web site to provide access to selected on-line healthcare content and services and to develop web pages for its physician subscribers.



     MD2patient, Inc. is in the development stage as its operations principally involve the building of its web site infrastructure, market analysis, capital raising and other business planning activities. No revenue has been generated. Since MD2patient, Inc. is in the development stage, the accompanying financial statements should not be regarded as typical for normal operating periods.


2. SIGNIFICANT ACCOUNTING POLICIES

a.  Concentration of Credit Risk

    Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash. The Company maintains cash with one financial institution located in Tennessee, which may at times exceed federally insured limits.

    The carrying amounts reported in the balance sheets for cash and accounts payable approximate their fair values due to the short-term nature of these financial instruments.

b.  Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

c.  Computer hardware and software

    Property and equipment are stated at cost and will be amortized over the expected useful lives of the assets ranging from three to seven years.

d.  Advertising


    MD2patient, Inc. expenses advertising costs when incurred. There were no advertising expenses incurred for the period ended December 31, 1999. At December 31, 1999, the Company had prepaid $100,000 related to an advertising retainer for fiscal 2000.

                                MD2PATIENT, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


e.  Start-up Costs



    MD2patient, Inc. has adopted Statement of Position No. 98-5 requiring companies to expense all start-up related expenses when incurred. Start-up expenses incurred for the period ended December 31, 1999, were $3,582.



f.  Revenue Recognition



    The Company recognizes revenues at the time that services are performed. Subscription revenue is recognized over the life of the subscription which is one or three years. At December 31, 1999, $225,000 of proceeds from subscription sales were deferred until such time as the website becomes functional. No revenues were recognized during 1999.



g.  Website Development and Maintenance Costs



    MD2patient, Inc. has adopted Statement of Position No. 98-1 with regard to the accounting for costs of developing and implementing its website, as software developed for internal use. Costs related to the maintenance of the website, including populating content, are expensed as incurred.



h.  Basic and Diluted Net Loss per Share



    Basic net loss per share excludes dilution for common stock equivalents and is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if Series A Convertible Preferred Stock and warrants to purchase Series A Convertible Preferred Stock were exercised and converted into common stock. The treasury stock method is used to calculate dilutive shares. Diluted net loss per share is equal to basic loss per share since all Series A Convertible Preferred Stock and warrants to purchase Series A Convertible Preferred Stock are anti-dilutive.



    Diluted net loss per common share does not include the effects of 1,000,000 warrants to purchase Series A Convertible Preferred Stock and 5,000,000 shares of Series A Convertible Preferred Stock on an "as if" converted basis for the period ended December 31, 1999.



i.  Income Taxes


    Income taxes are computed based on the liability method of accounting whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.


j.  Comprehensive Income


    The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," effective July 30, 1999. This statement requires a full set of general purpose financial statements to be expanded to include the reporting of "comprehensive income." Comprehensive income is comprised of two

                                MD2PATIENT, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


    components, net income and other comprehensive income. During the period ended December 31, 1999, the Company had no items qualifying as other comprehensive income; accordingly, the adoption of SFAS No. 130 had no impact on the Company's financial statements.



k.  Segment Reporting



    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." This statement changes the way public business enterprises report segment information, including financial and descriptive information about their selected information in interim and annual financial statements. Under SFAS No. 131, operating segments are defined as revenue producing components of the enterprise which are generally used internally for evaluating segment performance. As the Company has a limited operating history, the effects of SFAS No. 131 on the Company's financial position or results of operations for the period ended December 31, 1999 could not yet be determined.



l.  Recently Issued Accounting Pronouncements



    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company believes SFAS No. 133 will have no material effect on its financial position or results of operations.


3. DEFERRED OFFERING COSTS


     Deferred offering costs represent costs incurred as of the balance sheet date as they relate to MD2patient, Inc.'s proposed initial public offering.


4. SHAREHOLDERS' EQUITY

CAPITAL STOCK

     The authorized shares of the Company total 600,000,000 shares, consisting of: (a) 300,000,000 shares of Common Stock, $0.01 par value per share ("Common Stock"); and (b) 300,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"), of which 50,000,000 shares have been designated as Series A Convertible Preferred Stock ("Series A Preferred") and 50,000,000 shares have been designated as Series B Convertible Preferred Stock ("Series B Preferred"), these preferred shares together are referred to as the "Convertible Preferred Stock."

                                MD2PATIENT, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

COMMON STOCK


     On July 30, 1999, the Company was formed as a wholly-owned subsidiary of Heritage Group, LLC ("Heritage") and in connection with such formation, 50,000,000 shares of Common Stock were issued to Heritage for $100,000. For certain business and tax planning purposes, Heritage elected to return 40,000,000 shares of Common Stock to the Company effective November 23, 1999, which is available for reissuance at the discretion of the Board of Directors. This has been accounted for as a reverse stock split and all amounts have been adjusted accordingly.



     The Common Stock is subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the Company's Articles of Incorporation. Dividends may be paid on the Common Stock, but only when and as declared by the Board of Directors. Upon any dissolution, liquidation or winding up of the Company, the holders of the Common Stock, and any holders of any class or series of stock entitled to participate therewith will become entitled to participate in the distribution of any assets of the Company after payment of all debt and liabilities, and after the Company has paid or set aside for payment, amounts due to holders of any class of stock having preference over the Common Stock.


     Each holder of Common Stock is entitled to cast one vote for each outstanding share of Common Stock held upon any matter or thing submitted to a vote of the stockholders of the Company.

CONVERTIBLE PREFERRED STOCK


     Effective November 18, 1999, the Company closed a private placement of Series A Convertible Preferred Stock whereby 5,000,000 shares were sold for $1.00 per share. Included with this purchase, investors received warrants to purchase 1,000,000 shares of Series A Convertible Preferred Stock for $1.00 per share and are exercisable beginning one year after the date of issuance. The estimated fair value of those warrants totaled $160,000 at November 18, 1999 and has been allocated to warrants from additional paid in capital on the statement of stockholders' equity. The fair value of each warrant was estimated using a minimal value model with the following assumptions: expected life of three years; 0% dividend; and a risk-free interest rate of 5.77%. Additionally, investors in this Series A placement received free three year subscriptions to the website. Deferred subscription fees have been recorded and additional paid-in-capital has been reduced by $139,000 which represents the price of a three year subscription.


     VOTING RIGHTS. Except as required by law and except for any "Corporate Transaction" submitted to a vote of the stockholders of the Company, holders of shares of Convertible Preferred Stock do not have any voting rights whatsoever. A Corporate Transaction is defined as (a) any consolidation or merger of the Company, other than any merger, consolidation or share exchange resulting in the holders of the capital stock of the Company entitled to vote for the election of directors holding a majority of the capital stock of the surviving or resulting entity entitled to vote for the election of directors, or (b) any sale or other disposition by the Company of all or substantially all of its assets to

                                MD2PATIENT, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

a third party. With respect to any Corporate Transaction submitted to a vote of the stockholders of the Company, (i) each holder of shares of Convertible Preferred Stock is entitled to cast one vote for each outstanding share of Convertible Preferred Stock so held and (ii) the holders of shares of Convertible Preferred Stock and Common Stock will vote together and not as separate classes or series.

     DIVIDEND RIGHTS. Holders of Convertible Preferred Stock are entitled to participate on a share for share basis in all dividends declared and paid on Common Stock, provided, however, that in case of dividends on Common Stock that are payable in Common Stock, or in options, warrants or rights to acquire Common Stock, or in securities convertible into or exchangeable for Common Stock, (i) the corresponding dividends to be paid to holders of Series A Preferred Stock will be paid in shares of, or options, warrants or rights to acquire, or securities convertible or exchangeable for, as the case may be, Series A Preferred Stock, and (ii) the corresponding dividends to be paid to holders of Series B Preferred Stock will be paid in shares of, or options, warrants or rights to acquire, or securities convertible into or exchangeable for, as the case may be, Series B preferred Stock.

     LIQUIDATION. Upon any dissolution, liquidation or winding up of the Company, the holders of the Convertible Preferred Stock will be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders, before any payment or declaration and setting apart for payment of any amount is made in respect to Common Stock, an amount equal in value to the consideration received by the Company for the initial issuance of such shares of Convertible Preferred Stock, as adjusted. If upon liquidation, the assets to be distributed to the Convertible Preferred Stock are insufficient to permit the payment in full of the Convertible Preferred Stock Liquidation Preference, then all of the assets legally available for distribution to the holders of Convertible Preferred Stock will be distributed to such holders ratably in proportion the amount otherwise entitled.

CONVERSION OF SERIES A PREFERRED STOCK

     OPTIONAL CONVERSION. Any holder of shares of Series A Preferred Stock may at any time convert all or any number of the shares held into shares of Common Stock on a one-for-one basis by surrendering the certificate. At the time conversion has been effected, the shares surrendered for conversion will no longer be deemed to be outstanding, all rights of a converting holder with respect to the shares surrendered for will immediately terminate and the holder will be deemed to have become the holder of record of the shares of Common Stock issuable upon conversion.

     AUTOMATIC CONVERSION. All shares of Series A Preferred Stock will automatically be converted into shares of Common Stock on a one-for-one basis upon the closing of a "Qualified Public Offering," defined as a firm commitment underwritten public offering of Common Stock pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, in which (i) the gross aggregate proceeds, before fees and expenses, received by the Company (and any selling shareholders) equals or exceeds $10,000,000 and
(ii) the price per share to the public equals or exceeds $1.00; provided,

                                MD2PATIENT, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

however, that the term "Qualified Public Offering" will not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

     The Company will at all times reserve out of its authorized but unissued capital stock or out of its capital stock held in treasury sufficient shares of Common Stock to permit the conversion of all outstanding Series A Preferred Stock.

CONVERSION OF SERIES B PREFERRED STOCK


     Outstanding shares of Series B Preferred Stock will automatically be converted into shares of Series A Preferred Stock (if converted prior to a Qualified Public Offering) or Common Stock (if converted after a Qualified Public Offering), on a one-for-one basis, at the rate of one-third per year on the anniversary of their date of issuance.


     The Company will at all times reserve out of its authorized but unissued capital stock or out of its capital stock held in treasury sufficient shares of Series A Preferred Stock or Common Stock, as applicable, to permit the conversion of all outstanding Series B Preferred Stock.

RESTRICTIONS ON TRANSFERS

     Holders of Convertible Preferred Stock will not transfer record or beneficial ownership of, and the Company will not recognize or register the transfer of, any shares of Convertible Preferred Stock unless the Company gives its prior written consent.

5. INCOME TAXES


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1999 are as follows:



                                                        1999
                                                      ---------
Deferred tax assets:
  Start-up costs....................................  $  88,664
  Deferred subscription fees........................     85,500
  Net operating loss carryforward...................    122,985
                                                      ---------
Total deferred tax assets...........................    297,149
  Valuation allowance...............................   (297,149)
                                                      ---------
Total deferred tax assets, net of valuation
  allowance.........................................  $      --
                                                      =========

                                MD2PATIENT, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


     The effective income tax rate differed from the federal statutory rate for the period from July 30, 1999 (date of inception) to December 31, 1999 as follows:


                                                          1999
                                                          -----
U.S. federal income tax rate............................   34.0%
State income tax, net of federal income tax benefit.....    4.0
Increase in valuation allowance.........................  (38.0)
                                                          -----
                                                            0.0%
                                                          =====


     The Company has established a valuation allowance for deferred tax assets at December 31, 1999 due to the uncertainty of realizing these assets in the future. The valuation allowance increased $297,149 during 1999. As of December 31, 1999, the Company had future net operating loss carryforwards of $323,644 expiring 2019.



6. COMMITMENTS AND CONTINGENCIES



     The Company is obligated under an agreement for the development and implementation of an Information Technology Infrastructure, which principally relates to its web site. The agreement allows for termination at any time (i) by the Company upon thirty days written notice to the vendor; (ii) by the vendor in the event of a professional conflict upon ten days written notice to the Company; or (iii) by either party upon written notice for failure to comply with the terms of the agreement for a thirty-day period following receipt of notice. Fees associated with this agreement total approximately $200,000 for 1999 and have been capitalized as computer software costs.



     Minimum rental commitments under operating leases having an initial or remaining non-cancelable term of more than one year are as follows:



          2000................................................$165,776


          2001.................................................165,776


          2002.................................................165,776

                                         -----------------------------

                                                              $497,328

                                         -----------------------------
                                         -----------------------------


7. INITIAL PUBLIC OFFERING



     The Company is in the process of filing a Registration Statement with the Securities and Exchange Commission for a proposed initial public offering ("IPO") of its Series A and B Convertible Preferred Stock. In its IPO, the Company plans to issue a maximum of 2,000,000 shares of its Series A Convertible Preferred Stock and 38,500,000 shares of its Series B Convertible Preferred Stock. Offering costs are estimated to be approximately $450,000, not including placement agency fees.

                                MD2PATIENT, INC.

                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


8. SUBSEQUENT EVENTS



EMPLOYMENT AGREEMENTS



     Effective January 1, 2000, the Company entered into employment agreements with four executive officers. The agreements generally continue until terminated with notice by the Company or the executive, and provide for severance payments under certain circumstances. The agreements include a covenant against competition with the Company, which extends for a period of one year after termination. As of January 1, 2000 if all employees under contract were to be terminated without good cause (as defined) under these contracts, the Company's liability would be approximately $700,000.



RESTRICTED STOCK GRANTS



     During January 2000, the Company granted 10,580,000 restricted shares of common stock to certain of its employees and directors. Shares were awarded in the name of the employee, who has all rights of a shareholder, subject to certain restrictions on transferability and a risk of forfeiture. The forfeiture provisions expire monthly, over a period not to exceed five years. Restricted shares subject to forfeiture provisions have been recorded as unearned stock grant compensation totalling $100,000.



2000 LONG-TERM INCENTIVE PLAN



     Effective January 13, 2000, the Board of Directors and shareholders approved the 2000 Long-term Incentive Plan which provides for the grant of nonqualified and incentive stock options, stock appreciation rights, performance shares, restricted stock and other stock-based awards. There are 10,000,000 shares available under this plan for future grants at January 14, 2000. Under the provisions of the 2000 plan, nonqualified stock options and other stock awards are to be granted to officers and employees at prices not less than fair market value at the date of grant.

             ------------------------------------------------------
             ------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY:

     - EXCEPT THE STOCK OFFERED BY THIS PROSPECTUS;

     - IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS NOT AUTHORIZED;

     - IN ANY JURISDICTION WHERE THE DEALER OR OTHER SALESPERSON IS NOT QUALIFIED TO MAKE THE OFFER OR SOLICITATION;

     - TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION;
       OR

     - TO ANY PERSON WHO IS NOT A UNITED STATES RESIDENT OR WHO IS OUTSIDE THE JURISDICTION OF THE UNITED STATES.

     THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING SALE DOES NOT IMPLY
THAT:


     - THERE HAVE BEEN NO CHANGES IN THE AFFAIRS OF MD2PATIENT.COM AFTER THE DATE OF THIS PROSPECTUS; OR


     - THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS.

     UNTIL                , ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                               38,500,000 SHARES


                                 MD2PATIENT.COM


                              SERIES B CONVERTIBLE
                                PREFERRED STOCK

                                   PROSPECTUS
                           (WR HAMBRECHT & CO. LOGO)

                                               , 2000


             ------------------------------------------------------
             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY:

     - EXCEPT THE STOCK OFFERED BY THIS PROSPECTUS;

     - IN ANY JURISDICTION IN WHICH THE OFFER OR SOLICITATION IS NOT AUTHORIZED;

     - IN ANY JURISDICTION WHERE THE DEALER OR OTHER SALESPERSON IS NOT QUALIFIED TO MAKE THE OFFER OR SOLICITATION;

     - TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION;
       OR

     - TO ANY PERSON WHO IS NOT A UNITED STATES RESIDENT OR WHO IS OUTSIDE THE JURISDICTION OF THE UNITED STATES.

     THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING SALE DOES NOT IMPLY
THAT:


     - THERE HAVE BEEN NO CHANGES IN THE AFFAIRS OF MD2PATIENT.COM AFTER THE DATE OF THIS PROSPECTUS; OR


     - THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS.

     UNTIL                , ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                2,000,000 SHARES


                                 MD2PATIENT.COM


                              SERIES A CONVERTIBLE
                                PREFERRED STOCK

                                   PROSPECTUS
                           (WR HAMBRECHT & CO. LOGO)

                                               , 2000

             ------------------------------------------------------
             ------------------------------------------------------

               PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee.

SEC Registration Fee........................................  $ 11,259
Accounting Fees and Expenses................................    50,000
Legal Fees and Expenses.....................................   250,000
Printing Costs..............................................   100,000
Miscellaneous Expenses......................................    38,741
                                                              --------
  Total.....................................................  $450,000
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted under Georgia law, our Articles of Incorporation provide that a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of duty of care or any other duty owed to the corporation as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law,
(c) for unlawful corporate distributions, or (d) for any transaction from which the director received an improper personal benefit.


     Under our Bylaws, we are required to indemnify our directors to the full extent permitted by Georgia law. Georgia law provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement, and reasonable expenses, including attorney's fees, resulting from various types of legal actions or proceedings, including, but not limited to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal, if the actions of the party being indemnified meet the standards of conduct specified therein. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) the Board of Directors by a majority vote of all the disinterested directors, if there are at least two disinterested directors, (b) a majority vote of a committee of two or more disinterested directors, (c) special legal counsel, or (d) an affirmative vote of a majority of shares held by disinterested shareholders. No indemnification shall be made (i) in connection with a proceeding by or in the right of MD2patient, Inc. except for reasonable expenses incurred in connection with the proceeding if it is determined that the indemnitee has met the relevant standard of conduct, or (ii) in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


     In connection with the formation of MD2patient, Inc. on July 30, 1999, we sold 50,000,000 shares of common stock to Heritage Group, LLC for a purchase price of $100,000.00.


     To raise working capital, on November 18, 1999, we sold 5,000,000 shares of Series A Convertible Preferred Stock to individual investors. The aggregate purchase price for such purchases was $5,000,000.


     The offer, sale and issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transactions by an issuer not involving a public offering. The recipient of securities represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificate issued in the transactions. The recipient had adequate access to information about MD2patient, Inc.



     On November 23, 1999, Heritage Group, LLC effected a recapitalization pursuant to which 40,000,000 shares of Common Stock were returned to MD2patient, Inc. to be available for reissuance at the discretion of our Board of Directors.



     On January 14, 2000, we issued 10,380,000 shares of common stock to our directors, executive officers and employees pursuant to restricted stock award agreements. The consideration for the issuance of these restricted shares is future services that we expect to receive from these individuals. The offer, sale and issuance of these shares were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under the Securities Act.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


 **1.1    --  Agency Agreement.
  *3.1    --  Articles of Incorporation of MD2patient, Inc.
   3.1.1  --  Articles of Amendment to the Articles of Incorporation of
              MD2patient, Inc.
  *3.2    --  Bylaws of MD2patient, Inc.
   4.1    --  Specimen Series A Convertible Preferred Stock certificate.
   4.2    --  Specimen Series B Convertible Preferred Stock certificate.
 **4.3    --  Escrow Agreement.
   5.1    --  Opinion of Alston & Bird LLP.
++10.1    --  Business Consulting Statement of Work dated November 10,
              1999 by and between Arthur Andersen LLP and MD2patient, Inc.
  10.2    --  Employment Agreement dated as of January 1, 2000 by and between MD2patient, Inc. and John E. Blount.
  10.3    --  Employment Agreement dated as of January 1, 2000 by and between MD2patient, Inc. and Thomas A. Gallagher.
  10.4    --  Employment Agreement dated as of January 1, 2000 by and between MD2patient, Inc. and Albert Rodewald.

 10.5    --  Employment Agreement dated as of January 1, 2000 by and between MD2patient, Inc. and James G. Petway, Jr.
 10.6    --  MD2patient, Inc. 2000 Long-Term Incentive Plan.
 10.7    --  Restricted Stock Award Agreement dated as of January 14,
             2000 by and between MD2patient, Inc. and John E. Blount.
 10.8    --  Restricted Stock Award Agreement dated as of January 14,
             2000 by and between MD2patient, Inc. and Thomas A.
             Gallagher.
 10.9    --  Restricted Stock Award Agreement dated as of January 14,
             2000 by and between MD2patient, Inc. and Albert Rodewald.
 10.10   --  Restricted Stock Award Agreement dated as of January 14,
             2000 by and between MD2patient, Inc. and James G. Petway,
             Jr.
 10.11   --  Restricted Stock Award Agreement dated as of January 14,
             2000 by and between MD2patient, Inc. and Rock A. Morphis.
 23.1    --  Consent of Independent Auditors.
 23.2    --  Consent of Alston & Bird LLP (included in Exhibit 5.1).
*24.1    --  Powers of Attorney.
*27.1    --  Financial Data Schedule.
 27.2    --  Financial Data Schedule.


-------------------------


* previously filed.



** to be filed by amendment.



++ Confidential Treatment pursuant to 17 CFR sec. 200.80 and 230.406 has been requested regarding certain provisions of the indicated Exhibit, which portions have been separately filed with the Commission.



     (b) Financial Statement Schedules


     None.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.



          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.


          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on January 14, 2000.



                                          MD2patient, Inc.



                                          By:       /s/ JOHN E. BLOUNT

                                             -----------------------------------
                                                       John E. Blount
                                                          President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on January 14, 2000.



                     SIGNATURE                                       TITLE
                     ---------                                       -----
                /s/ JOHN E. BLOUNT                   President and Director
---------------------------------------------------
                  John E. Blount

             /s/ JAMES G. PETWAY, JR.                Executive Vice President and Chief
---------------------------------------------------    Financial Officer (Principal
               James G. Petway, Jr.                    Financial and Accounting Officer)

               /s/ ALBERT RODEWALD*                  Executive Vice President and Director
---------------------------------------------------
                  Albert Rodewald

             /s/ THOMAS A. GALLAGHER*                Executive Vice President and Director
---------------------------------------------------
                Thomas A. Gallagher

               /s/ ROCK A. MORPHIS*                  Chairman of the Board
---------------------------------------------------
                  Rock A. Morphis

              *By: /s/ JOHN E. BLOUNT
   ---------------------------------------------
                  John E. Blount
                 Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.          DESCRIPTION
-------        -----------
** 1.1     --  Agency Agreement.
  *3.1     --  Articles of Incorporation of MD2patient, Inc.
   3.1.1   --  Articles of Amendment to the Articles of Incorporation of
               MD2patient, Inc.
  *3.2     --  Bylaws of MD2patient, Inc.
   4.1     --  Specimen Series A Convertible Preferred Stock certificate.
   4.2     --  Specimen Series B Convertible Preferred Stock certificate.
 **4.3     --  Escrow Agreement.
   5.1     --  Opinion of Alston & Bird LLP.
++10.1     --  Business Consulting Statement of Work dated November 10,
               1999 by and between Arthur Andersen LLP and MD2patient, Inc.
  10.2     --  Employment Agreement dated as of January 1, 2000 by and between MD2patient, Inc. and John E. Blount.
  10.3     --  Employment Agreement dated as of January 1, 2000 by and between MD2patient, Inc. and Thomas A. Gallagher.
  10.4     --  Employment Agreement dated as of January 1, 2000 by and between MD2patient, Inc. and Albert Rodewald.
  10.5     --  Employment Agreement dated as of January 1, 2000 by and between MD2patient, Inc. and James G. Petway, Jr.
  10.6     --  MD2patient, Inc. 2000 Long-Term Incentive Plan.
  10.7     --  Restricted Stock Award Agreement dated as of January 14,
               2000 by and between MD2patient, Inc. and John E. Blount.
  10.8     --  Restricted Stock Award Agreement dated as of January 14,
               2000 by and between MD2patient, Inc. and Thomas A.
               Gallagher.
  10.9     --  Restricted Stock Award Agreement dated as of January 14,
               2000 by and between MD2patient, Inc. and Albert Rodewald.
  10.10    --  Restricted Stock Award Agreement dated as of January 14,
               2000 by and between MD2patient, Inc. and James G. Petway,
               Jr.
  10.11    --  Restricted Stock Award Agreement dated as of January 14,
               2000 by and between MD2patient, Inc. and Rock A. Morphis.
  23.1     --  Consent of Independent Auditors.
  23.2     --  Consent of Alston & Bird LLP (included in Exhibit 5.1).
 *24.1     --  Powers of Attorney.
 *27.1     --  Financial Data Schedule.
  27.2     --  Financial Data Schedule.


-------------------------


* previously filed.



** to be filed by amendment.



++ Confidential Treatment pursuant to 17 CFR sec. 200.80 and 230.406 has been requested regarding certain provisions of the indicated Exhibit, which portions have been separately filed with the Commission.